UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-2

QUALYS, INC.

(Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

QUALYS, INC.

919 East Hillsdale Boulevard, 4th Floor

Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. Pacific Daylight Time on Wednesday, June 8, 2022

TO THE HOLDERS OF COMMON STOCK

OF QUALYS, INC.:

The 2022 Annual Meeting of Stockholders of Qualys, Inc., a Delaware corporation, will be held online on Wednesday, June 8, 2022, at 11:00 a.m. Pacific Daylight Time.

Stockholders may participate in the meeting only by logging in at:

www.virtualshareholdermeeting.com/QLYS2022

Stockholders will be able to listen to the meeting live, vote and submit questions. There will be no physical location for stockholders to attend the meeting.

The annual meeting will be held for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect two Class I directors to serve until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;

3.	To approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in the proxy statement;

4.	To approve the Qualys, Inc. 2012 Equity Incentive Plan, as amended, restated and extended; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of Qualys, Inc. has fixed the close of business on April 11, 2022 as the record date for the meeting. Only stockholders of record of our common stock on April 11, 2022 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 21, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy statement for the 2022 annual meeting and our 2021 annual report to stockholders. The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. The proxy statement and our annual report can also be accessed directly at www.proxyvote.com. All you have to do is enter the control number located on the Notice or your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to participate in the annual meeting, we urge you to submit your vote via the Internet, telephone or mail in advance of the meeting. If you plan to participate in the annual meeting, please see the instructions in the accompanying proxy statement.

We appreciate your continued support of Qualys, Inc.

By order of the Board of Directors,

/s/ Sumedh Thakar

Sumedh Thakar

Director, President and Chief Executive Officer

Foster City, California

April 21, 2022

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

to be held on Wednesday, June 8, 2022 at 11:00 a.m. Pacific Daylight Time

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by the board of directors of Qualys, Inc. (“we,” “Qualys,” or the “Company”) for use at our annual meeting of stockholders (the “Annual Meeting”) to be held on June 8, 2022, at 11:00 a.m. Pacific Daylight Time, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held online at www.virtualshareholdermeeting.com/QLYS2022, where stockholders will be able to listen to the meeting live, vote and submit questions. There will be no physical location for stockholders to attend the meeting.

On or about April 21, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2021 annual report to stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

How can I participate in the Annual Meeting?

To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/QLYS2022 and enter your control number as indicated. You can find your control number on your Notice, proxy card (if you received a printed copy of the proxy materials) or the instructions that accompanied your proxy materials. You will be able to log into the virtual meeting platform beginning at 10:45 a.m. Pacific Daylight Time on June 8, 2022. The meeting will begin promptly at 11:00 a.m. Pacific Daylight Time on June 8, 2022. We encourage you to log into the virtual meeting platform and ensure you can hear streaming audio prior to the meeting start time.

The virtual meeting platform is supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting.

If you wish to submit a question during the meeting, log into the virtual meeting platform, type your question into the ‘‘Ask a Question’’ field, and click ‘‘Submit.’’ Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, should be addressed to the appropriate party on the qualys.com website; these questions are not pertinent to meeting matters and, therefore, will not be answered at the Annual Meeting. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

If you encounter any difficulties accessing the meeting, please call the technical support number that will be posted on the virtual meeting platform’s log in page.

Other stockholders and members of the public can also access the Annual Meeting at the URL above without a control number, but without the right to vote or submit a question.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our 2021 annual report to stockholders, primarily via the Internet. On or about April 21, 2022, we expect to mail to our stockholders the Notice, which contains instructions on how to access our proxy materials on the Internet, vote at the meeting, and request printed copies of the proxy materials. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

What matters am I voting on?

You will be voting on:

•	the election of two Class I directors to hold office until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

•	a proposal to approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in this proxy statement;

•	a proposal to approve our 2012 Equity Incentive Plan, as amended, restated and extended; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	FOR each of the nominees named in this proxy statement for election as Class I directors;

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

•	FOR the compensation of our named executive officers as described in this proxy statement; and

•	FOR the approval of our 2012 Equity Incentive Plan, as amended, restated and extended.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 11, 2022, the record date, may vote at the Annual Meeting. As of the record date, we had 38,860,012 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors. A list of stockholders entitled to vote at the Annual Meeting will be made available for the examination of any stockholder for any purpose germane to the meeting for ten days prior to the Annual Meeting by email request to ir@qualys.com. The list will also be available for examination online during the meeting at www.virtualshareholdermeeting.com/QLYS2022.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting.

Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote your shares live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares:

•

Via the Internet—Before the Annual Meeting. You may vote at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Daylight Time on June 7, 2022. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).

•

Via the Internet—During the Annual Meeting. You may vote live at the Annual Meeting through the virtual meeting platform by logging into www.virtualshareholdermeeting.com/QLYS2022. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).

•

By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Daylight Time on June 7, 2022. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).

•

By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than June 7, 2022, to be voted at the Annual Meeting.

Beneficial Owners. If you are a beneficial owner, you should have received a Notice or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee.

Can I change my vote?

Stockholders of Record. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone (only your latest Internet or telephone proxy received by 11:59 p.m. Eastern Daylight Time on June 7, 2022, will be counted);

•

signing and returning a new proxy card with a later date to Qualys, Inc., Attention: Corporate Secretary, 919 East Hillsdale Blvd., 4th Floor, Foster City, California 94404, to be received no later than June 7, 2022;

•	delivering a written revocation to Qualys, Inc., Attention: Corporate Secretary, 919 East Hillsdale Blvd., 4th Floor, Foster City, California 94404, to be received no later than June 7, 2022; or

•	participating in the Annual Meeting live via the Internet and voting again.

Beneficial Owners. If you are a beneficial owner, you must contact the broker or other nominee holding your shares and follow their instructions for changing your vote or revoking your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of shares required to be present at a meeting of stockholders for action to be taken at the meeting. Under our bylaws, the presence, live or represented by proxy (including any abstentions and “broker non-votes”), of a majority of all issued and outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum at the meeting.

What are “broker non-votes”?

When a broker, bank or other nominee votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.” If you are a beneficial owner and do not provide timely voting instructions to your bank, broker or other nominee, that organization will have discretion to vote your shares on our sole “routine” matter—Proposal No. 2 to ratify the appointment of Grant Thornton LLP. The election of directors, the advisory vote to approve executive compensation and the proposal to approve our 2012 Equity Incentive Plan, as amended, restated and extended are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. Therefore, broker non-votes may exist in connection with Proposals No. 1, No. 3 and No. 4.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality of the votes cast at the meeting, meaning that the individuals who receive the largest number of votes cast “for” their election are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of “withhold” votes or broker non-votes) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•

Proposal No. 2: The ratification of the appointment of Grant Thornton LLP must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “for,” “against” or “abstain” on this proposal. Abstentions represent shares present and entitled to vote and thus, will have the same effect as votes “against” this proposal.

•

Proposal No. 3: The approval, on an advisory and non-binding basis, of the compensation of our named executive officers as described in this proxy statement must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “for,” “against” or “abstain” on this proposal. Abstentions represent shares present and entitled to vote and thus, will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal because they represent shares that are not entitled to vote on the matter.

•

Proposal No. 4: The approval of our 2012 Equity Incentive Plan, as amended, restated and extended must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “for,” “against” or “abstain” on this proposal. Abstentions represent shares present and entitled to vote and thus, will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal because they represent shares that are not entitled to vote on the matter. If stockholders do not approve Proposal No. 4, then our 2012 Equity Incentive Plan, as amended, restated and extended will not become effective.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Qualys, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Qualys only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Qualys, Inc.

Attention: Investor Relations

919 East Hillsdale Boulevard, 4th Floor

Foster City, California 94404

(650) 801-6100

ir@qualys.com

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2023 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 22, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Qualys, Inc.

Attention: Corporate Secretary

919 East Hillsdale Boulevard, 4th Floor

Foster City, California 94404

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement for that meeting. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder who (A) is a stockholder of record at the time of giving the required notice and on the record date for the determination of stockholders entitled to vote at the annual meeting and (B) has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2023 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 5, 2023; and

•	not later than the close of business on March 7, 2023.

In the event that we hold our 2023 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the date of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

Stockholders may propose director candidates for consideration by the Nominating and ESG Committee of our board of directors. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of Qualys, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section entitled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors” below.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than Qualys’ nominees must provide notice to our Corporate Secretary that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2023.

Availability of Bylaws

A copy of our bylaws is available on our website at http://investor.qualys.com. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members, seven of whom are “independent” under the Nasdaq Stock Market listing standards. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Class I Directors (Term Expires at Annual Meeting)	Class II Directors (Term Expires in 2023)	Class III Directors (Term Expires in 2024)
Sandra E. Bergeron	General Peter Pace	William Berutti

Kristi M. Rogers	Wendy M. Pfeiffer	Jeffrey P. Hank

	John Zangardi	Sumedh S. Thakar

The following table sets forth the names, ages as of April 21, 2022, and certain other information for each of the nominees for election as a director and for each of the continuing members of our board of directors. Mr. Berutti, who joined our board of directors in November 2021, was recommended to the Nominating and ESG Committee for consideration as a potential director by an independent search firm.

Name	Independent	Director Since	Age	Other Public Co. Boards	Audit & Risk Committee	Compensation & Talent Committee	Nominating & ESG Committee
Nominees for Director

Sandra E. Bergeron Chair of the Board	✓	2006	63	2

Kristi M. Rogers	✓	2013	52	0			CHAIR
Continuing Directors

William Berutti	✓	2021	52	0

Jeffrey P. Hank	✓	2010	62	0	CHAIR

General Peter Pace	✓	2009	76	2

Wendy M. Pfeiffer	✓	2019	56	0

Sumedh S. Thakar President & CEO		2021	46	0

John Zangardi	✓	2020	61	0		CHAIR

Composition of the Board

Board Diversity Matrix (as of April 21, 2022)

Total Number of Directors	8

Gender Identity	Female	Male	Non-Binary	Not Disclosed

Number of Directors based on Gender Identity	3	5	—	—

Number of Directors who identify in any categories below:

Asian	—	1	—	—

White	3	4	—	—

Board Skills and Experience Matrix

The following graphic shows the number of our directors that have experience in the areas that our board of directors believes are important to have represented on the board.

Information Concerning Director Nominees

Sandra E. Bergeron has served as a director of Qualys since June 2006, including as Chair of the Board since June 2021 and as Lead Independent Director from July 2018 to June 2021. From 2004 until 2012, Ms. Bergeron was a venture partner at Trident Capital, Inc., a venture capital firm. Ms. Bergeron currently serves on the board of directors of F5, Inc. and the board of directors of Sumo Logic, Inc. Ms. Bergeron previously served on the board of directors of ArcSight, Inc. until it was acquired by Hewlett-Packard Company in September 2010, on the board of directors of Sophos Group Plc until it was acquired by a private equity firm in March 2020, and on the board of directors of TriCipher, Inc. from 2004 to 2010. Ms. Bergeron holds a Bachelor of Business Administration degree from Georgia State University and a Master of Business Administration degree from Xavier University.

We believe that Ms. Bergeron possesses specific attributes that qualify her to serve as a member of our board of directors, including her experience as a director of technology companies and her background in the venture capital industry.

Kristi M. Rogers has served as a director of Qualys since August 2013. Ms. Rogers is currently co-founder and Managing Partner for Principal to Principal. From March 2014 to December 2016, Ms. Rogers served as Managing Director, Chief Executive Officer and member of the board of directors of Aspen Healthcare Services, LLC. From 2012 to 2014, Ms. Rogers also served on the board of directors of Aspen Medical USA. From August 2006 to January 2013, Ms. Rogers served in various positions, including Executive Vice President, President, Chief Executive Officer and Vice Chairman of the Board, at Aegis Defense Services LLC, a provider of security and support services to the U.S. government. Ms. Rogers also currently serves on the board of directors of Business Executives for National Security and is co-chair of the board of directors of Women’s Foreign Policy Group, both non-profit organizations. She serves on the board of directors of NowSecure, a private company providing mobile app security. Ms. Rogers holds a Bachelor of Science degree in Political Science from Michigan State University and a Certificate for Cyber Security Risk Oversight from Carnegie Mellon University, and she graduated from Stanford’s Graduate School of Business Executive Education & Corporate Governance Program.

We believe that Ms. Rogers possesses specific attributes that qualify her to serve as a member of our board of directors, including her executive experience and her expertise in the public service sector.

Information Concerning Continuing Directors

William Berutti has served as a director of Qualys since November 2021. Mr. Berutti served as Chief Executive Officer of Plex Systems, Inc., a cloud manufacturing software company, from November 2018 to November 2021. From October 2016 to November 2018, Mr. Berutti served as President of multiple operating units within BMC Software, an enterprise software company. Mr. Berutti also currently serves, and has served, on the boards of directors of multiple private companies. Mr. Berutti holds a Bachelor of Science degree in Business from Miami University.

We believe that Mr. Berutti possesses specific attributes that qualify him to serve as a member of our board of directors, including his executive experience at technology companies.

Jeffrey P. Hank has served as a director of Qualys since January 2010. From June 2005 to July 2012, Mr. Hank was the Vice President, Chief Accounting Officer and Corporate Controller of Intuit, Inc., and Mr. Hank served as the Vice President of Finance and Chief Accounting Officer of Intuit from July 2012 until September 2013. From June 2002 until September 2003, Mr. Hank was an audit partner at KPMG LLP. From September 1994 until June 2002, Mr. Hank was an audit partner at Arthur Andersen LLP. Mr. Hank holds a Bachelor of Science degree in Business Administration from the University of California at Berkeley.

We believe that Mr. Hank possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive at a technology company and his background in the accounting industry.

General Peter Pace has served as a director of Qualys since May 2009. From June 1967 until October 2007, Gen. Pace served in the United States Marine Corps, including as Chairman of the Joint Chiefs of Staff. Since October 2007, Gen. Pace has been a principal at Pace Ventures LLC. Gen. Pace currently serves on the board of directors of AAR Corp. and the board of directors of Rigetti Computing, Inc. Gen. Pace previously served on the board of directors of Pike Corporation from

February 2010 until it was taken private in December 2014, on the board of directors of LaserLock Technologies, Inc. from November 2012 to February 2014, and on the board of directors of Textura Corp. from December 2012 until its acquisition by Oracle in June 2016. From January 2003 to January 2011, Gen. Pace served on the board of directors of Steve Myers and Associates Inc., and from June 2010 to June 2013, Gen. Pace served on the board of directors of Wi2Wi Inc. Gen. Pace also currently serves on the boards of directors of several private companies and previously served on the President’s Intelligence Advisory Board and Secretary of Defense’s Defense Policy Board. Gen. Pace holds a Bachelor of Science degree from the U.S. Naval Academy and a Master of Science degree in Business Administration from The George Washington University.

We believe that Gen. Pace possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as a director of technology and defense companies and his leadership experience.

Wendy M. Pfeiffer has served as a director of Qualys since August 2019. Ms. Pfeiffer has served as senior vice president and chief information officer of Nutanix, Inc., an enterprise cloud computing company, since January 2017. Previously, Ms. Pfeiffer served as chief information officer and vice president IT of GoPro, Inc., a maker of video and photo capture devices, from July 2015 to January 2017. Ms. Pfeiffer also served as senior director, IT shared services, of Robert Half International, a staffing and recruiting company, from February 2009 to June 2015. Ms. Pfeiffer holds a Bachelor of Science degree in Business Administration, Financial Accounting and Technology, from the University of Phoenix.

We believe that Ms. Pfeiffer possesses specific attributes that qualify her to serve as a member of our board of directors, including her experience serving as chief information officer at technology companies.

Sumedh S. Thakar has served as a director of Qualys since February 2021, as our Chief Executive Officer since April 2021 and as our President since October 2019. Mr. Thakar previously served as our interim Chief Executive Officer from February 2021 to April 2021, and as our Chief Product Officer from June 2014 to April 2021. Mr. Thakar joined us in February 2003 and has held various positions with us since that time, including Principal Engineer, Engineering Manager, Director of Engineering, and Vice President, Engineering. Mr. Thakar holds a Bachelor of Computer Science degree from the University of Pune, India.

We believe that Mr. Thakar possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as our President and Chief Product Officer and his knowledge of our company.

John Zangardi has served as a director of Qualys since June 2020. Dr. Zangardi has served as Chief Executive Officer of Redhorse Corporation, a technology services company delivering decision quality data to federal government customers, since December 2021, and as President of Redhorse Corporation since June 2020. From November 2019 to May 2020, Dr. Zangardi served as Senior Vice President of Business Initiatives and Strategic Partnerships for the Civil Group at Leidos, Inc., a science, engineering and information technology company. From November 2017 to November 2019, Dr. Zangardi served as Chief Information Officer of the Department of Homeland Security, a presidentially appointed position, where he was responsible for overseeing IT and its related security and management for the Department. Prior to that, Dr. Zangardi first served as the Principal Deputy Chief Information Officer and later as the Acting Chief Information Officer of the Department of Defense, between October 2016 to November 2017. Dr. Zangardi also served as the Deputy Assistant Secretary of the Navy for Command, Control, Communications, Computers, Intelligence, Information Operations & Space from March 2011 to September 2016. Dr. Zangardi also served additionally as the

Department of Navy CIO from 2014 to 2015. A retired Naval Flight Officer, Dr. Zangardi served in a variety of command and staff assignments during his military career. Dr. Zangardi also currently serves on the board of directors of Forcepoint, a privately held software company, and Symetrica, a privately held radiation detection company. Dr. Zangardi holds a Bachelor of Science degree in Business Administration from the University of Scranton, a Master of Science degree in Finance from the Naval Postgraduate School, and a Doctor of Philosophy degree in Public Policy from George Mason University.

We believe that Dr. Zangardi possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as chief information officer for departments of the federal government and his background in the U.S. military.

Director Independence

Our board of directors has reviewed the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that each of Ms. Bergeron, Mr. Berutti, Mr. Hank, Gen. Pace, Ms. Pfeiffer, Ms. Rogers and Dr. Zangardi do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the Listing Rules (the “Nasdaq Listing Rules”) of The Nasdaq Stock Market LLC (“Nasdaq”). In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director.

Independent Chair of the Board

Our board of directors does not have a policy on whether the roles of Chairperson of our board of directors and Chief Executive Officer should be separate. Our board believes it should be free to determine what is best for the Company at a given point in time. Ms. Bergeron, an independent, non-employee director, has served as Chair of the Board since June 2021. Ms. Bergeron previously served as our lead independent director from July 2018 to June 2021. Our board has determined that the separation of the roles of Chair of the Board and Chief Executive Officer is appropriate at this time, as it allows our Chief Executive Officer to focus primarily on management responsibilities and corporate strategy, while allowing the Chair to focus on leadership of the board, providing feedback and advice to the Chief Executive Officer, and providing a channel of communication between board members and our Chief Executive Officer. Our board currently does not have a lead independent director because the Chair is an independent director.

Board Meetings and Committees

During the year ended December 31, 2021, our board of directors held 8 meetings (including regularly scheduled and special meetings), our Audit and Risk Committee held 8 meetings, our Compensation and Talent Committee held 5 meetings, and our Nominating and ESG Committee held 3 meetings. Each incumbent director attended at least 75% of the total number of meetings of our board of directors and the committees of which he or she was a member during 2021.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend. Ms. Bergeron, Ms. Rogers, Mr. Thakar and Dr. Zangardi, representing four of our then current seven directors, attended our 2021 annual meeting of stockholders.

Our board of directors has three standing committees: an Audit and Risk Committee, a Compensation and Talent Committee, and a Nominating and ESG Committee. The composition and responsibilities of each of these committees is described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit and Risk Committee

Our Audit and Risk Committee consists of Mr. Hank, Ms. Pfeiffer and Dr. Zangardi, with Mr. Hank serving as Chair. Our board of directors has determined that all members of the Audit and Risk Committee (i) are independent under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act, and (ii) meet Nasdaq’s financial knowledge and sophistication requirements. In addition, our board of directors has determined that Mr. Hank is an audit committee financial expert within the meaning of the rules and regulations of the SEC. Among other responsibilities, our Audit and Risk Committee:

•	selects and hires a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year-end operating results;

•	oversees procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•

reviews our policies on risk assessment and risk management pertaining to financial, accounting, insurance coverage, investment, tax, and operational infrastructure, including security, data privacy, reliability, business continuity and capacity matters;

•	reviews related party transactions;

•

obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•

approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our Audit and Risk Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the Nasdaq Listing Rules. A copy of the Audit and Risk Committee charter is available on our website at http://investor.qualys.com.

Compensation and Talent Committee

Our Compensation and Talent Committee consists of Mr. Berutti, Gen. Pace, Ms. Rogers and Dr. Zangardi, with Dr. Zangardi serving as Chair. Our board of directors has determined that all members of the Compensation and Talent Committee (i) are independent under the Nasdaq Listing Rules, and (ii) are “non-employee directors”, as defined in Rule 16b-3 promulgated under the Exchange Act. Among other responsibilities, our Compensation and Talent Committee:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans;

•	establishes and reviews general policies relating to compensation and benefits of our employees;

•	reviews our succession planning process for members of our executive management team; and

•	discharges the responsibilities of our board of directors relating to the development and implementation of policies and strategies regarding talent diversity and inclusion.

Our Compensation and Talent Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the Nasdaq Listing Rules. A copy of the Compensation and Talent Committee charter is available on our website at http://investor.qualys.com.

Nominating and ESG Committee

Our Nominating and ESG Committee consists of Gen. Pace, Ms. Pfeiffer and Ms. Rogers, with Ms. Rogers serving as Chair. Our board of directors has determined that all members of the Nominating and ESG Committee are independent under the Nasdaq Listing Rules. Among other responsibilities, our Nominating and ESG Committee:

•	identifies, evaluates and selects, or makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	oversees our corporate governance practices;

•	oversees the annual performance evaluation of our board of directors and of individual directors; and

•	oversees our ESG activities, programs and public disclosure.

Our Nominating and ESG Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the Nasdaq Listing Rules. A copy of the Nominating and ESG Committee charter is available on our website at http://investor.qualys.com.

Compensation Committee Interlocks and Insider Participation

During fiscal 2021, Sandra Bergeron, William Berutti, Kristi Rogers, General Peter Pace, and John Zangardi served as members of our Compensation and Talent Committee. None of them is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our Compensation and Talent Committee or our board of directors.

Considerations in Evaluating Director Nominees

Our Nominating and ESG Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our Nominating and ESG Committee will consider the current size and composition of our board of directors and the needs of our board and its committees. Some of the qualifications that the committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our Nominating and ESG Committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and ESG Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. Our Nominating and ESG Committee will also seek appropriate input from our Chief Executive Officer from time to time in assessing the needs of our board of directors for relevant background, experience, diversity and skills of its members.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and our Nominating and ESG Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the committee may consider the benefits of diverse viewpoints. Our Nominating and ESG Committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

Our Nominating and ESG Committee will consider candidates for director recommended by stockholders so long as such recommendations comply with our certificate of incorporation and bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to our board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to Qualys, Inc., Attention: Corporate Secretary, 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404. Notice must be received by us no earlier than February 5, 2023, and no later than March 7, 2023. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with our board of directors or with an individual member of the board may do so by writing to our board of directors or to the particular member of the board, and mailing the correspondence to: Qualys, Inc., Attention: Corporate Secretary, 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404. All such stockholder communications will be forwarded to the appropriate member or members of our board of directors or, if none is specified, to the Chair of the Board.

Corporate Governance Guidelines and Codes of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is posted on the Governance section of our website at http://investor.qualys.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly board meetings, where, among other topics, they discuss strategy and risks facing Qualys.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit and Risk Committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management pertaining to financial, accounting, insurance coverage, investment, tax, and operational infrastructure, including security, data privacy, reliability, business continuity and capacity matters. Our Audit and Risk Committee discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management; reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks; and monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting and liquidity risk. Our Compensation and Talent Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Nominating and ESG Committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and ESG matters. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Non-Employee Director Compensation

2021 Director Compensation Table

The following table provides information regarding compensation of our non-employee directors during our fiscal year ended December 31, 2021. Directors who are also our employees receive no additional compensation for their service as a director. During 2021, Sumedh Thakar and former director Philippe Courtot were employees. Mr. Thakar and Mr. Courtot’s compensation is discussed in the “Executive Compensation” section of this proxy statement. We reimburse our directors for expenses associated with attending meetings of our board of directors and meetings of committees of our board.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Total ($)
Sandra E. Bergeron	65,323		203,623(3)	268,946

William Berutti	2,948	(4)	430,608(5)	433,556

Jeffrey P. Hank	50,000		203,623(3)	253,623

Gen. Peter Pace	40,548		203,623(3)	244,171

Wendy M. Pfeiffer	40,231		203,623(3)	243,854

Kristi M. Rogers	38,740		203,623(3)	242,363

John Zangardi	43,365		203,623(3)	246,988

(1)

The dollar amounts reported in this column represent the grant date fair value of restricted stock unit awards granted in 2021. These amounts have been calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. The fair value of each restricted stock unit award is measured based on the closing price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 22, 2022.

(2)	As of December 31, 2021, the aggregate number of shares of our common stock underlying unvested stock awards and outstanding option awards held by each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Unvested Stock Awards	Aggregate Number of Shares Underlying Outstanding Option Awards
Sandra E. Bergeron	2,002	—

William Berutti	3,305	—

Jeffrey P. Hank	2,002	12,000

Gen. Peter Pace	2,002	—

Wendy M. Pfeiffer	3,607	—

Kristi M. Rogers	2,002	23,000

John Zangardi	4,582	—

(3)

On June 9, 2021, each of Ms. Bergeron, Mr. Hank, Gen. Pace, Ms. Pfeiffer, Ms. Rogers and Dr. Zangardi was granted an award of 2,002 restricted stock units, which vest on the earlier of (i) June 9, 2022 or (ii) the day before our 2022 annual meeting of stockholders, subject to the applicable director’s continued service to us.

(4)	Mr. Berutti joined our board of directors on November 30, 2021. Accordingly, this reflects a pro-rata amount for his service on our board during 2021.

(5)

On November 30, 2021, Mr. Berutti was granted an award of 3,305 restricted stock units, which vest in three equal annual installments on each of the first three anniversaries of December 1, 2021, subject to Mr. Berutti’s continued service to us.

Non-Employee Director Compensation Program

Our Compensation and Talent Committee is responsible for reviewing and making recommendations with respect to the compensation of our non-employee directors. The committee’s practice is to engage a compensation consultant every year to conduct a full review and benchmarking (using the same peer group used to benchmark executive compensation) of our non-employee directors’ compensation in order to ensure that our directors’ compensation is in line with peer companies competing for director talent. Our current non-employee director compensation program was reviewed and approved in 2021 in connection with input from Mercer (US) Inc., an independent compensation advisor. In fiscal 2021, in connection with Ms. Bergeron’s appointment as Chair of the Board and with input from Mercer, our Compensation and Talent Committee recommended, and our board of directors approved, an annual cash retainer of $50,000 for non-employee director service as Chair of the Board. No other changes have been made to our non-employee director compensation program since 2017. During 2021, our non-employee director compensation program consisted of equity and cash, as described below.

Equity Compensation

Upon joining our board of directors, each newly elected non-employee director will be granted an award of restricted stock units with an intended “value” (based on the average of the closing prices of our common stock for the 30 trading days ending one week before the applicable grant date) of $420,000 (the “Initial Award”), which may be different from the award’s actual grant date fair value. An Initial Award will vest in three equal annual installments on each of the first three anniversaries of the first day of the month following the month that the director joins the board, subject to continued service to us through each vesting date.

On the date of each annual meeting of stockholders, each non-employee director who has served on our board of directors for at least six months prior to such date will be granted an award of restricted stock units with an intended “value” (based on the average of the closing prices of our common stock for the 30 trading days ending one week before the applicable grant date) of $200,000 (the “Annual Award”), which may be different from the award’s actual grant date fair value. Annual Awards will vest on the earlier of the first anniversary of its grant date or the day before the next annual meeting of stockholders, subject to continued service to us through the applicable vesting date.

Notwithstanding the vesting schedules described above, the vesting of each Initial Award and each Annual Award will accelerate in full upon a “change in control” (as defined in our 2012 Equity Incentive Plan) of Qualys.

Cash Compensation

Our non-employee director compensation program provides that each year, each non-employee director will receive a cash retainer of $30,000 for serving on our board of directors (the “Annual Retainer”). In addition to the Annual Retainer, the non-employee Chair of the Board is entitled to an additional cash retainer of $50,000, and the lead independent director (if any) is entitled to an additional cash retainer of $19,000.

The chairpersons and members of our board’s three standing committees are entitled to the following cash retainers each year:

Board Committee	Chairperson Retainer	Member Retainer
Audit and Risk Committee	$20,000	$8,000

Compensation and Talent Committee	12,000	5,000

Nominating and ESG Committee	7,500	4,000

Each non-employee director who serves as a committee chair will receive only the additional annual cash fee as the chair of the committee, and not the additional annual fee as a member of the committee. All retainers in cash are paid in four equal installments on a quarterly basis at the end of the applicable quarter, provided that the individual served as a non-employee director in the applicable capacity during the full quarter. If a director did not serve in the applicable capacity for the full quarter, retainers are pro-rated.

Hedging and Pledging Policy

We have implemented an insider trading policy that prohibits our non-employee directors and executive officers from trading in derivative securities (including hedging) with respect to our common stock, pledging company securities as collateral, or holding company securities in a margin account.

Stock Ownership Guidelines

In February 2019, we adopted stock ownership guidelines that set minimum stock ownership requirements for our non-employee directors and executive officers, in order to more closely align their interests with the long-term interests of our stockholders. Under the guidelines, each non-employee director is required to own a number of shares of our common stock with a value equal to at least five times the value of his or her Annual Retainer (not including any additional fees received for committee service, board chair or lead independent director service, or meeting attendance). For 2021, shares of the Company’s common stock (including shares beneficially owned) and vested and exercisable “in-the-money” stock options count towards satisfaction of the stock ownership levels. In April 2022, our board of directors approved a change to the guidelines such that only shares of the Company’s common stock (including shares beneficially owned) will count towards satisfaction of the stock ownership levels. Consistent with emerging best practices, vested and exercisable stock options will no longer be counted towards satisfying the guidelines.

Each non-employee director must satisfy his or her applicable ownership level by the later of (i) February 8, 2024 or (ii) five years after becoming a director. Compliance with these guidelines is measured based on the non-employee director’s Annual Retainer and the closing price of the Company’s common stock, in each case as of December 31 of each year (or the next trading day if December 31 is not a trading day). Unless and until a director has satisfied his or her applicable level of ownership, he or she is required to retain an amount equal to 50% of the shares received as the result of the exercise, vesting or payment of any equity awards after any shares are sold or withheld, as the case may be, to (i) pay any applicable exercise price for an equity award or (ii) satisfy withholding tax obligations arising in connection with the exercise, vesting or payment of an equity award. As of December 31, 2021, all of our non-employee directors were in compliance with our stock ownership guidelines or within the grace period for compliance.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our board of directors is currently composed of eight members. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. The term of the Class I directors expires at the Annual Meeting, the term of the Class II directors expires at the 2023 annual meeting, and the term of the Class III directors expires at the 2024 annual meeting.

Nominees

Our Nominating and ESG committee has recommended, and our board of directors has approved, Sandra E. Bergeron and Kristi M. Rogers as nominees for election as Class I directors at the Annual Meeting. If elected, each of Ms. Bergeron and Ms. Rogers will serve as Class I directors until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal. Each of the nominees currently serves on our board of directors as a Class I director. For information concerning the nominees, please see “Board of Directors and Corporate Governance” above.

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Ms. Bergeron and Ms. Rogers, each of whom has consented to being named as a nominee in this proxy statement and to serve as a director, if elected. If, at the time of the Annual Meeting, any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by our board of directors, unless the board chooses to reduce its own size. Our board of directors has no reason to believe that any of the nominees will be unable or will decline to serve if elected. If you are a street name stockholder and you do not give voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee will leave your shares unvoted on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit and Risk Committee has appointed Grant Thornton LLP (“Grant Thornton”), independent registered public accountants, to audit our financial statements for our fiscal year ending December 31, 2022. Grant Thornton has audited our financial statements since 2005. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Grant Thornton as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

Our Audit and Risk Committee is submitting the selection of Grant Thornton to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If the stockholders do not ratify the appointment of Grant Thornton, our board of directors may reconsider the appointment. Notwithstanding its selection and even if our stockholders ratify the selection, our Audit and Risk Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of Qualys and its stockholders.

Representatives of Grant Thornton will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for services rendered to Qualys by Grant Thornton for the fiscal years ended December 31, 2020 and 2021. During such fiscal years, Grant Thornton did not render any services to Qualys other than professional audit services.

	2020	2021
Audit Fees(1)	$1,271,900	$1,419,786

(1)

Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements and internal control over financial reporting, review of our quarterly consolidated financial statements and audit services provided in connection with other statutory and regulatory filings.

Auditor Independence

In 2021, there were no other professional services provided by Grant Thornton that would have required the Audit and Risk Committee to consider their compatibility with maintaining the independence of Grant Thornton.

Audit and Risk Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Oversight Board, or PCAOB, regarding auditor independence, our Audit and Risk Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, the committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to our Audit and Risk Committee for approval:

•

Audit services. Audit services include work performed for the audit of our financial statements and internal control over financial reporting, the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•

Audit-related services. Audit-related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

Our Audit and Risk Committee pre-approves particular services or categories of services on a case-by-case basis. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the committee before the independent registered public accounting firm is engaged. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the committee, and any proposed services exceeding these levels or amounts require specific pre-approval by the committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF GRANT THORNTON LLP.

PROPOSAL NO. 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our Compensation and Talent Committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our Compensation and Talent Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, and our Compensation and Talent Committee will consider our stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in the section entitled “Executive Compensation—Compensation Discussion and Analysis—Philosophy and Objectives” beginning on page 41 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4

APPROVAL OF THE QUALYS, INC. 2012 EQUITY INCENTIVE PLAN, AS AMENDED, RESTATED AND EXTENDED

We are asking stockholders to approve an amendment, restatement and extension of our 2012 Equity Incentive Plan (the “2012 Plan”). Our board of directors has adopted the amended and restated 2012 Plan (the “Restated Plan”), subject to the approval of our stockholders at the Annual Meeting.

If the Restated Plan is not approved by our stockholders, then the existing current version of our 2012 Plan (the “Existing Plan”) will remain in effect until it expires in September 2022. In that case, we will be unable to continue providing equity awards as part of our compensation program and may be compelled to significantly increase the cash component of employee compensation in order to achieve our future incentive, recruiting and retention objectives. Consequently, without stockholder approval of our Restated Plan, we believe our operating cash flow and/or our ability to attract and retain the individuals necessary to drive our performance and increase long-term stockholder value will be impaired. We believe, therefore, that stockholder approval of our Restated Plan is important to our continued success.

If stockholders approve the Restated Plan, then the Restated Plan will become effective on the date of the Annual Meeting (the “Restated Plan Effective Date”) and will have the following material differences from the Existing Plan:

•

The number of shares available for issuance under the Restated Plan as of the Restated Plan Effective Date will be (i) 3,300,000 shares plus (ii) any shares subject to awards under the Existing Plan that, on or after the Restated Plan Effective Date, expire or otherwise terminate without having been exercised in full, or that are forfeited to or repurchased by us, not to exceed 2,712,691 shares, minus (iii) any shares subject to awards granted under the Existing Plan after March 31, 2022, but before the Restated Plan Effective Date. Any shares otherwise available for grant under the Existing Plan will no longer be available for grant under the Restated Plan as of the Restated Plan Effective Date;

•	The annual automatic share increase provision in the Existing Plan (the “Evergreen Provision”) will be eliminated;

•	Any shares granted pursuant to stock appreciation rights (i.e., the gross shares granted) will cease to be available for issuance under the Restated Plan;

•	Shares used to pay the exercise price of any award or to satisfy the tax withholding obligations related to any award will not become available for future grant or sale under the Restated Plan;

•	Annual limits on the compensation to our non-employee directors will be added to the Restated Plan;

•	We will not be able to implement an exchange program to (i) exchange outstanding awards for new awards or cash or (ii) reduce the exercise price of an outstanding award;

•	No dividends or other distributions will be paid with respect to any unvested shares underlying any unvested portion of an award;

•	The administrator of the Restated Plan may not exercise discretion to accelerate the vesting of awards in a “change in control” (as defined in the Restated Plan);

•

The administrator may not provide for any tax gross up payment to any participant, or otherwise provide any participant with a right to indemnification or reimbursement, for any excise tax imposed by Section 4999 of the Code or any similar law;

•

Awards granted under the Restated Plan will be subject to a clawback policy and any clawback policy that we are required to implement under the listing standards of any national securities exchange or association on which our securities are listed or under applicable law; and

•	The Restated Plan will have a new 10-year term (from the date our board of directors approved the Restated Plan).

Currently, the number of shares of our common stock reserved for issuance under the Existing Plan is 3,050,000 shares plus any shares that were added to the Existing Plan through the Evergreen Provision. As of March 31, 2022, 7,972,872 shares of our common stock have been issued under the Existing Plan since it became effective in 2012, and 9,980,540 shares of our common stock remain available for issuance under the Existing Plan.

In determining and recommending the increase to the share reserve under the Restated Plan, our board of directors considered the effect of the elimination of the Evergreen Provision and the following factors.

Available and Outstanding Share Information

As Of Date	Number of Outstanding Appreciation Awards Under All Equity Incentive Plans	Weighted- Average Exercise Price	Weighted- Average Remaining Term	Number of Full Value Awards Outstanding Under All Equity Incentive Plans	Number of Shares Available for Grant Under All Equity Incentive Plans
3/31/2022	1,861,210	$70.46	6.06 years	851,481	9,980,540

Historical Grant Practices. Our board of directors considered the historical numbers of time-based stock options, time-based restricted stock units (“RSUs”), performance-based stock options, and performance-based restricted stock units (“PRSUs”) that we have granted in the past three fiscal years. The annual share usage, or burn rate, under our equity compensation program for the last three fiscal years was as follows:

Annual Share Usage	Fiscal 2019	Fiscal 2020	Fiscal 2021	Three-Year Average
Stock Options Granted	372,289	369,950	494,925	412,388
RSUs Granted	525,144	527,311	538,032	530,162
Performance-based Stock Options Granted	123,856	223,744	—	173,800
PRSUs Granted	—	—	34,103	11,368
Total Equity Awards Granted	1,021,289	1,121,005	1,067,060	1,069,785
Basic Weighted Average Shares of Common Stock Outstanding	39,075,196	39,167,454	39,029,805	39,090,818
Annual Share Usage	3%	3%	3%	3%

Our three-year burn rate, which we define as the number of shares subject to equity awards granted in a year divided by the weighted average shares of common stock outstanding for that fiscal year, is 3%, which is within the industry guidelines recommended by Institutional Shareholder Services (“ISS”). Our senior management, our Compensation and Talent Committee, and Mercer, the independent consultants to our Compensation and Talent Committee, reviewed our burn rate as compared to our industry peer companies.

Forecasted Grant Practices. We currently forecast granting equity awards covering approximately 2 to 3 million shares over the next two-year period, which is equal to 5% to 8% of our weighted average common stock outstanding for the quarter ended March 31, 2022. In light of this forecast and the elimination of the Evergreen Provision, we believe, and our board of directors considered, that the number of shares that will be added to the share reserve under Restated Plan will provide a sufficient number of shares to allow us to grant equity awards for the purpose of our expected new hires, focal awards, any special retention needs and employee growth through any opportunistic acquisitions or hiring for the next two years. However, circumstances could alter this projection, such as a change in business conditions, our stock price, competitive pressures for attracting and retaining employees, or our company strategy.

Awards Outstanding Under Existing Grants. We have outstanding, as of March 31, 2022 time-based stock options covering approximately 1,861,210 shares, approximately 817,378 unvested RSUs, and approximately 34,103 unvested PRSUs. Accordingly, the approximately 2,712,691 shares subject to these outstanding equity awards (commonly referred to as the “overhang”) represent approximately 7% of our common stock outstanding as of March 31, 2022.

Modeling Analysis. We considered various proposed stockholder models for identifying the number of shares that should be added to the Restated Plan so as to set appropriate limits on the awards to be granted under the Restated Plan. While the model we selected only represented one analysis subject to a number of assumptions, we and our board of directors considered the model as the most appropriate benchmark for purposes of determining the number of shares that should be added to the Restated Plan, and the 3,300,000 shares we are seeking to add to the Restated Plan is within the number of shares suggested by the model.

Our executive officers and directors have an interest in the approval of the Restated Plan by our stockholders because they would be eligible to receive awards under the Restated Plan. Our board of directors and the Compensation and Talent Committee have approved the Restated Plan, subject to the approval of our stockholders at the Annual Meeting.

Summary of the Restated Plan

Our Restated Plan was approved by our board of directors on April 6, 2022. The following general description of material features of the Restated Plan is qualified in its entirety by reference to the provisions of the Restated Plan set forth in Appendix A of this proxy statement.

Eligibility. Our Restated Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants. As of March 31, 2022, we had seven non-employee directors and approximately 1,876 employees (including our one employee director) and 16 consultants.

Share Reserve. The total number of shares of our common stock reserved for issuance under our Restated Plan from the Restated Plan Effective Date is (i) 3,300,000 shares, plus (ii) any shares subject to awards under the Existing Plan that, on or after the Restated Plan Effective Date, expire or otherwise terminate without having been exercised in full, or that are forfeited to or repurchased by us, with the maximum number of shares to be added to the Restated Plan as a result of clause (ii) equal to 2,712,691 shares, minus (iii) any shares subject to awards granted under the Existing Plan after March 31, 2022, but before the Restated Plan Effective Date. For clarity, shares used to pay the exercise price of an award granted under the Existing Plan or to satisfy the tax withholding obligations related to an award granted under the Existing Plan will not be added to the Restated Plan. The shares may be authorized, but unissued, or reacquired common stock.

Generally, if an award expires or becomes unexercisable without having been exercised in full or, with respect to restricted stock, restricted stock units, performance units or performance shares, is forfeited to or repurchased by us due to failure to vest, the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares) that were subject to such awards will become available for future grant or sale under the Restated Plan (unless it has terminated). With respect to stock appreciation rights, all shares granted (i.e., the gross shares granted) will cease to be available. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will not become available for future grant or sale. To the extent an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance.

As of March 31, 2022, options to purchase 1,844,725 shares of our common stock and 851,481 restricted stock units were outstanding under the Existing Plan, and options to purchase 16,485 shares of common stock were outstanding under our 2000 Equity Incentive Plan. As of the same date, the closing price of a share of our common stock as reported on The Nasdaq Stock Market was $142.41.

Administration. Our board of directors or a committee appointed by our board of directors administers our Restated Plan. Currently, our Compensation and Talent Committee administers our Restated Plan. Different committees may administer our Restated Plan with respect to different groups of service providers. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act.

Subject to the provisions of our Restated Plan, the administrator generally has the power to make all determinations deemed necessary or advisable for administering the Restated Plan. The administrator has the power to select the eligible employees, consultants, and directors to whom awards may be granted and to determine the terms of awards, including the exercise price (if any), the number of shares subject to each such award, the time when awards may vest or be exercised (including the ability to accelerate the vesting and exercisability of awards, except for any discretionary acceleration in a change in control), and the form of consideration payable upon exercise, if applicable. The administrator also has the power to determine the fair market value of our common stock; approve forms of award agreements for use under the Restated Plan; to construe and interpret the terms of the Restated Plan and awards granted under the Restated Plan; prescribe, amend, and rescind rules and regulations relating to the Restated Plan; and modify or amend each award, subject to the provisions of our Restated Plan. The administrator may not institute an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, (iii) and/or the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.

Stock Options. Options may be granted under our Restated Plan. Subject to the provisions of our Restated Plan, the administrator determines the terms and conditions of options, including when such options vest and become exercisable (and the administrator has the discretion to accelerate the time at which such options will vest or become exercisable, except for any discretionary acceleration in a change in control). The per share exercise price of any option generally must be at least 100% of the fair market value of a share of our common stock on the date of grant, and the term of an incentive stock option may not be more than 10 years. However, with respect to any incentive stock option granted to an individual who owns 10% of the voting power of all classes of stock of our company or any of its parent or subsidiary corporations, the term of such option must not exceed 5 years, and the per share exercise price of such incentive stock option must be at least 110% of the fair market value of a share of our common stock on the grant date. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her option for the period of time stated in his or her option agreement. Generally, our option agreements provide that (i) if termination is due to death or disability, the option will remain exercisable for 12 months, and (ii) in all other cases, the option will remain exercisable for 3 months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights. Stock appreciation rights may be granted under our Restated Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of our Restated Plan, the administrator determines the terms and conditions of stock appreciation rights, including when such rights vest and become exercisable (and the administrator has the discretion to accelerate the time at which such rights will vest or become exercisable, except for any discretionary acceleration in a change in control) and whether to pay any increased appreciation in cash, shares of our common stock, or a combination of both. The per share exercise price of a stock appreciation right must be at least 100% of the fair market value per share on the date of grant. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her stock appreciation right for the period of time stated in his or her option agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its term.

Restricted Stock. Restricted stock may be granted under our Restated Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us), and the administrator has the discretion to accelerate the time at which any restrictions will lapse or be removed, except for any discretionary acceleration in a change in control. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under our Restated Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator has the discretion to accelerate the time at which any restrictions will lapse or be removed, except for any discretionary acceleration in a change in control.

Performance Units and Shares. Performance units and performance shares may be granted under our Restated Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance objectives in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The administrator has the discretion to reduce or waive any performance objectives or other vesting provisions for performance units or performance shares, except for any discretionary reduction or waiver in a change in control. Performance units will have an initial dollar value established by the administrator on or before to the grant date. Performance shares will have an initial value equal to the fair market value of our common stock on the grant date. The administrator has the discretion to pay earned performance units or performance shares in the form of cash, shares, or in some combination of both.

Transferability of Awards. Unless the administrator provides otherwise, our Restated Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Outside Directors. Our Restated Plan provides that any outside (non-employee) director, in any fiscal year, may not be granted cash compensation and/or equity awards under our Restated Plan with an aggregate value (determined in accordance with generally accepted accounting principles (“GAAP”)) of more than $1,000,000, except that this limit will be increased to $2,000,000 in our fiscal year of an individual’s initial service as an outside director. Any equity awards granted under our Restated Plan to an outside director for his or her services as an employee, or for his or her services as an employee or as a consultant (other than as a non-employee director), will not count for purposes of the limitation. This limit does not reflect the intended size of any potential compensation or equity awards to our outside (non-employee) directors.

Other Limitations. No dividends or other distributions may be paid with respect to any unvested shares underlying any unvested portion of an award. In addition, the administrator may not provide for any tax gross up payment to any participant, or otherwise provide any participant with a right to indemnification or reimbursement, for any excise tax imposed by Section 4999 of the Code or any similar law.

Certain Adjustments. If there are certain changes in our capitalization, the administrator will adjust the number and class of shares that may be delivered under the Restated Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the Restated Plan.

Dissolution or Liquidation. If there is a proposed liquidation or dissolution of our company, the administrator will notify participants as soon as practicable before the effective date of such event and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control. Our Restated Plan provides that if there is a merger of the company with or into another company or entity or a change in control of our company, each outstanding award will be treated as the administrator determines, except that the administrator may not exercise discretion to accelerate the vesting or lapse of restrictions applicable to an award in a change in control. The administrator is not required to treat all awards similarly. If the successor corporation does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, except that any already achieved cumulative performance over 100% in prior performance periods will vest at the actual achieved percentage, and the administrator will notify the participant that such award will become fully exercisable, if applicable, for a specified period before the transaction. The award will then terminate upon the expiration of the specified period of time.

With respect to awards held by a non-employee director that are assumed or substituted for, if such non-employee director’s service as a director of ours or a successor corporation is terminated on or after the date of such merger or change in control (except for a voluntary resignation that is not at the request of the acquirer), then the non-employee director will fully vest in and have the right to exercise his or her options and/or stock appreciation rights, all restrictions on his or her restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met in the event.

Forfeiture Events. Awards granted under the Restated Plan will be subject to recoupment under our current clawback policy and any clawback policy that we are required to adopt under the listing standards of any national securities exchange or association on which our securities are listed or under applicable laws. In addition, the administrator may impose such other clawback, recovery or recoupment provisions in an award agreement as the administrator determines necessary or appropriate. The administrator may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events in addition to any otherwise applicable vesting or performance conditions.

Plan Amendments and Termination. Our Restated Plan will automatically terminate in 2032, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend, or terminate the Restated Plan, but such action will not impair the rights of any participant without his or her written consent.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the Restated Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired through such grant.

Stock Appreciation Rights. In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, under Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired through a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Units. There generally are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Units and Performance Shares. A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A. Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Restated Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be before the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The Company will also have withholding and reporting requirements with respect to such amounts.

Medicare Surtax. A participant’s annual “net investment income,” as defined in Section 1411 of the Internal Revenue Code, may be subject to a 3.8% federal surtax (generally referred to as the “Medicare Surtax”). Net investment income may include capital gain and/or loss arising from the disposition of shares subject to a participant’s awards under the Restated Plan. Whether a participant’s net investment income will be subject to the Medicare Surtax will depend on the participant’s level of annual income and other factors.

Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an award under the Restated Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

New Plan Benefits

The number of awards that an employee, director, or consultant may receive under the Restated Plan is in the discretion of the administrator and therefore cannot be determined in advance. For (i) each of our named executive officers, (ii) our executive officers, as a group, (iii) our directors who are not executive officers, as a group, and (iv) all of our employees who are not executive officers, as a group, the following table sets forth the following information: (A) the aggregate number of shares subject to stock options (including performance-based stock options at target levels) granted under the Existing Plan during fiscal year 2021, (B) the average per share exercise price of such options, (C) the aggregate number of restricted stock units (including RSUs and PRSUs at target levels) granted under the Existing Plan during fiscal year 2021, and (D) the dollar value of such RSUs and PRSUs.

	Number of Shares Subject to Options	Average Per Share Exercise Price of Options	Number of RSUs and PRSUs (1)	Dollar Value of RSUs and PRSUs (2)
Sumedh S. Thakar Director, President and Chief Executive Officer	—	—	71,726	$8,364,620
Philippe F. Courtot Former Chief Executive Officer	—	—	—	$—
Joo Mi Kim Chief Financial Officer	—	—	37,829	$4,541,750
Allan Peters Chief Revenue Officer	—	—	32,853	$3,483,318
Bruce K. Posey Chief Legal Officer	—	—	23,748	$2,851,185
All executive officers, as a group	—	—	166,156	$19,240,873
All directors who are not executive officers, as a group	—	—	15,317	$1,652,349
All employees who are not executive officers, as a group	494,925	$112.43	390,662	$44,741,613

(1)

Reflects the number of RSUs and PRSUs at the target levels of performance, and in the case of the PRSU awards granted to our named executive officers in October 2021, including only the first tranche of such PRSU awards (since the performance metrics for the second and third tranches of the PRSU awards have not been established and as a result, there is no reportable grant date fair value under FASB ASC Topic 718 for such tranches). Including the second and third tranches of these PRSU awards, these numbers would be (i) 97,918 for Mr. Thakar, (ii) 47,286 for Ms. Kim, (iii) 40,129 for Mr. Peters, (iv) 29,685 for Mr. Posey, and (v) 215,018 for all executive officers, as a group.

(2)

Reflects the aggregate grant date fair value of the equity awards computed in accordance with FASB ASC Topic 718. Each named executive officer’s PRSUs granted in October 2021 are divided into three tranches with one-year performance periods covering calendar year 2022, 2023, and 2024, respectively. One-third of the target number of PRSUs is allocated to each tranche. Each tranche will become eligible to vest based on the annual performance metrices to be determined each performance period. The aggregate grant date fair value of such PRSU awards does not include the value associated with the second and third tranches as such awards are not considered granted under FASB ASC Topic 718 until the performance metrices are determined.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE QUALYS, INC. 2012 EQUITY INCENTIVE PLAN, AS AMENDED, RESTATED AND EXTENDED.

REPORT OF THE AUDIT AND RISK COMMITTEE

Our Audit and Risk Committee is a committee of our board of directors comprised solely of independent directors as required by the Nasdaq Listing Rules and rules of the SEC. Our Audit and Risk Committee operates under a written charter approved by our board of directors, which is available on our website at http://investor.qualys.com. The composition of the committee, the attributes of its members and the responsibilities of the committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The committee reviews and assesses the adequacy of its charter and the committee’s performance on an annual basis.

With respect to the financial reporting process of the Company, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Grant Thornton LLP (“Grant Thornton”) is responsible for auditing the Company’s financial statements. It is the responsibility of our Audit and Risk Committee to oversee these activities. It is not the responsibility of the committee to prepare or certify our financial statements or guarantee the audits or reports of Grant Thornton. These are the fundamental responsibilities of management and Grant Thornton. In the performance of its oversight function, our Audit and Risk Committee has:

•	reviewed and discussed the audited financial statements with management and Grant Thornton;

•	discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•

received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding the independent accountant’s communications with our Audit and Risk Committee concerning independence, and has discussed with Grant Thornton its independence.

Based on its review and discussions with management and Grant Thornton, our Audit and Risk Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

Respectfully submitted by the members of the Audit and Risk Committee of the board of directors:

Jeffrey P. Hank (Chair)

Wendy M. Pfeiffer

John Zangardi

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

Our commitment to solid governance, environmental stewardship and social responsibility is essential to our business strategy and long-term value creation for our stakeholders. We believe that doing the right thing for our people, our communities and our environment engenders the trust of our customers, partners, employees and stockholders, enabling us to grow our business profitably and meet the diverse needs of our constituents.

Governance of ESG

Our board of directors believes that oversight of ESG issues is a key responsibility of the entire board. Each of our board committees works closely with management to oversee ESG across our business operations in the areas aligned with their respective responsibilities. In accordance with its charter, our Nominating and ESG Committee oversees our ESG activities, programs and public disclosures. Our Audit and Risk Committee has oversight responsibility of policies on risk assessment and risk management, including security, data privacy, reliability, business continuity and capacity matters. Our Compensation and Talent Committee oversees a range of human capital management practices, including matters relating to talent acquisition, compensation, benefits, training and development, as well as employee diversity and inclusion.

Environmental Sustainability

Our Sustainable Solutions. Qualys products, delivered via our multi-tenant cloud platform, are enabling improved environmental sustainability for our customers. Our cloud-based solutions minimize the number of physical servers our customers have to deploy within their own environments, reducing energy consumption on their end. Qualys Cloud Apps, delivering rich content and dashboards visible on any device, also reduce paper and printing costs for our customers.

Our Eco-Friendly Operations. Our environmental, health and safety systems, processes and tools in place across our footprint enable Qualys to meet or exceed governmental and industry requirements. We strive to operate our platforms in energy-efficient networks and data centers as well as pursue sustainability initiatives that reduce energy, waste and materials consumption.

Environmental Standards Within Supply Chain. We are committed to advancing supply chain responsibility and strive to enhance transparency and promote greater accountability in our own operations and with our suppliers. Qualys outsources product manufacturing and recycling to suppliers and vendors that follow the highest environmental standards in the industry, such as ISO 14001. We also prohibit our suppliers from profiting from the sale of tantalum, tin, tungsten, and gold (also known as “conflict minerals”) that funds conflict in the Democratic Republic of the Congo (DRC) and adjoining countries, and we require that our suppliers source these minerals from socially responsible suppliers.

Social Responsibility

Talent Development, Health and Safety. We take a holistic approach to our social strategy, striving to create a culture where talented people want to come to work, develop their careers, become leaders, and make a difference for all our stakeholders and communities. We believe every employee makes a difference, so we empower them in their roles and support them for maximum professional growth. We assist employees in achieving their career goals by helping them improve their skillsets and transition to other challenging roles.

For more information on our Human Capital Resources, please see our 2021 annual report on Form 10-K.

Diversity and Inclusion. We are proud to be a leader in the promotion and practice of diversity and inclusion. In addition to having offices and employees all over the world, we take pride in our cultural diversity. Our objective is to continue to improve our hiring, development, advancement, and retention of diverse talent and to foster an inclusive environment. Our board of directors is comprised of 50% gender and ethnically diverse directors, and more than 50% of the executive team are from underrepresented communities.

Socially Responsible Sourcing. We are committed to ensuring that no modern slavery or human trafficking is associated with our supply chains or with any part of our business. As part of our efforts, we participate in the following activities: (1) review procurement documentation to ensure it includes a requirement, as necessary, for our suppliers to confirm that they are not involved in modern slavery or human trafficking; (2) work to ensure that new suppliers declare that they are not involved in modern slavery or human trafficking; and (3) review our policies and training efforts to account for the requirements of the Modern Slavery Act of 2015.

Data Security and Customer Privacy. We also strongly believe in encouraging organizations to continually work toward improving their security posture through the vulnerability detection, remediation and response capabilities of the Qualys Cloud Platform. Our cloud platform helps organizations protect their systems and applications from ever-evolving cyber-attacks and helps achieve compliance with internal policies and external regulations. For more information on our Qualys Cloud Platform, please see our 2021 annual report on Form 10-K.

Corporate Governance and Business Ethics

We are committed to maintaining a strong corporate governance program that complies with all requirements, reflects best practices and continues to evolve as new expectations and opportunities emerge. Notable highlights include:

•

Our board of directors acts in the best interest of our company and our stockholders, and meets or exceeds evolving regulatory, stockholder, business and other requirements. Our board operates under Corporate Governance Guidelines, which together with board committee charters and our certificate of incorporation and bylaws, constitute the primary structure for governance of our company;

•

Our Code of Business Conduct and Ethics applies to all directors, officers, employees of Qualys and its subsidiaries. Agents and contractors of Qualys are also expected to read, understand and abide by this code.

No Incorporation by Reference

This proxy statement includes several website addresses or references to additional company reports or resources found on our corporate website. These website addresses are intended to provide inactive, textual references only. The information on these websites, including the information contained in those reports or resources, is not part of this proxy statement and is not incorporated by reference in this proxy statement.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 21, 2022. Officers are elected by our board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Sumedh S. Thakar	46	Director, President and Chief Executive Officer
Joo Mi Kim	41	Chief Financial Officer
Allan Peters	57	Chief Revenue Officer
Bruce K. Posey	70	Chief Legal Officer and Corporate Secretary

Sumedh S. Thakar is also a director of Qualys. Please see the section titled “Board of Directors and Corporate Governance” for his biography.

Joo Mi Kim has served as our Chief Financial Officer since June 2020. Ms. Kim rejoined us from Impact, a partnership automation technology company, where she served as Chief Financial Officer from September 2019 to June 2020. Ms. Kim previously served as Chief Financial Officer of Aera Technology, an enterprise cognitive technology company, from June 2018 to July 2019, and as Vice President, FP&A, Investor Relations and Operations at Qualys from June 2016 to June 2018. From July 2015 to June 2016, Ms. Kim was Senior Director of Finance at Zynga, a social gaming company. From 2014 to 2015, she was Director of Finance at Anaplan, a planning and performance management platform provider, and from 2012 to 2014, she was Vice President, Finance and Corporate Operations at mLab. Earlier in her career, Ms. Kim was an associate at Foros, an investment bank, from 2009 to 2012, and at J.P. Morgan from 2008 to 2009. Ms. Kim began her career as an economic consultant at Ernst & Young from 2003 to 2006. Ms. Kim holds a Bachelor of Arts degree in Economics from the University of Chicago and Master of Business Administration degree from the Wharton School of the University of Pennsylvania.

Allan Peters has served as our Chief Revenue Officer since May 2021. From August 2018 to May 2021, Mr. Peters served as Chief Revenue Officer at Trustwave, a leader in cybersecurity threat detection and response, and from April 2016 to June 2018, he served as Chief Revenue Officer at Conga, a revenue lifecycle management solution provider. Previously, Mr. Peters held executive sales leadership positions in public and private growth companies BigFix, SecurityFocus, CA, IBM and Symantec. Mr. Peters holds a Bachelor of Science degree in Business from the University of Kansas.

Bruce K. Posey has served as our Chief Legal Officer since October 2021 and our Corporate Secretary since June 2012. Mr. Posey was previously our Vice President and General Counsel from May 2012 to October 2021. From December 2011 to May 2012, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary of IntelePeer, Inc. From January 2009 to December 2011, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary at Openwave Systems, Inc. From July 2002 to January 2009, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary at iPass. Mr. Posey holds a Bachelor of Science degree from the University of Oregon and a Juris Doctor degree from the University of Michigan Law School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program. The following individuals are collectively referred to in this Compensation Discussion and Analysis and the accompanying compensation tables as the “named executive officers”:

Name	Position
Sumedh S. Thakar (1)	Director, President and Chief Executive Officer (“CEO”)
Philippe F. Courtot (2)	Former Chief Executive Officer
Joo Mi Kim	Chief Financial Officer
Allan Peters (3)	Chief Revenue Officer (“CRO”)
Bruce K. Posey (4)	Chief Legal Officer

(1)

Mr. Thakar was appointed to our board of directors and as our interim CEO, effective February 7, 2021, in conjunction with Mr. Courtot taking a leave of absence. Mr. Thakar was appointed as our CEO, effective April 27, 2021.

(2)	Mr. Courtot took a leave of absence beginning in February 2021 due to health issues and resigned as our CEO in March 2021 due to such health issues.
(3)	Mr. Peters commenced employment with us on May 10, 2021, and was determined by our board of directors to be an executive officer of Qualys on October 28, 2021.
(4)	Mr. Posey was appointed as our Chief Legal Officer, effective October 28, 2021.

Overview

Business Highlights

We are a pioneer and leading provider of a cloud-based platform delivering information technology (IT), security and compliance solutions that enable organizations to identify security risks to their IT infrastructures, help protect their IT systems and applications from ever-evolving cyber-attacks and achieve compliance with internal policies and external regulations. Our cloud solutions address the growing IT, security and compliance complexities and risks that are amplified by the dissolving boundaries between internal and external IT infrastructures and web environments, the rapid adoption of cloud computing, containers and serverless IT models, and the proliferation of geographically dispersed IT assets.

IT infrastructures are more complex and globally-distributed today than ever before, as organizations of all sizes increasingly rely upon a myriad of interconnected information systems and related IT assets, such as servers, databases, web applications, routers, switches, desktops, laptops, other physical and virtual infrastructure, and numerous external networks and cloud services. The predominant approach to IT security has been to implement multiple disparate security products that can be costly and difficult to deploy, integrate and manage and may not adequately protect organizations. As a result, we believe there is a large and growing opportunity for comprehensive cloud-based IT, security and compliance solutions delivered in a single platform.

We intend to leverage our innovation, extensive expertise and position as a trusted provider of cloud-based IT, security and compliance solutions to continue to grow our revenues and maintain strong profitability. In 2021, we continued our business momentum and improved our financial performance, as set forth in the bullets and graphics below:

•	Revenues increased by 13% to $411.2 million, as compared to $363.0 million in 2020;

•

Adjusted EBITDA* (a non-GAAP financial measure) increased by 13% to $191.2 million, which represents 46% of our 2021 revenues, as compared to $169.5 million in 2020, which represents 47% of our 2020 revenues;

•	Non-GAAP EPS* increased by 12% to $3.22, as compared to $2.87 in 2020;

•

Free cash flow per share* (a non-GAAP financial measure) increased by 19% to $4.39, as compared to $3.69 in 2020. In 2021, we continued to invest the cash we generated from operations back into Qualys, repurchasing $130 million of our stock, or approximately 1.1 million shares

* Appendix B contains a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

Consistent with our pay-for-performance philosophy, our non-equity incentive plan pays cash compensation based on achievement of bookings, revenue growth and non-GAAP EPS. The Compensation and Talent Committee selected these three metrics, which measure sales growth and profitability, as the corporate performance metrics that best support our annual operating plan and enhance long-term value creation. In 2021, we met or exceeded all of the performance targets, having crossed the growth inflection point with focused execution, and the non-equity incentive plan paid out at 100% of target. We ended the year strong with Q4 2021 revenue growth of 16% from a year ago, up from 12% year-over-year growth in Q4 2020.

Good Pay and Governance Practices

We maintain the following good executive pay and corporate governance policies and practices:

What we do
✓ We balance near- and long-term strategic objectives by providing a mix of cash and equity incentives
✓ We cap non-equity incentive awards at 100% of target for all of our named executive officers, except our CRO whose commissions are capped at 200% of target

✓  A substantial portion of our named executive officers’ equity awards is performance-based equity and the shares underlying the performance-based equity awards must be held (net of taxes) for three years from the award’s grant date (i.e., until all performance periods have concluded)

✓ We audit our incentive plan processes, results, and payments on a regular basis
✓ We hold an annual stockholder advisory vote to approve our named executive officers’ compensation and we engage with stockholders and respond to their feedback on our executive compensation programs
✓ We adopted stock ownership guidelines for our non-employee directors and executive officers
✓ We adopted a clawback policy for our former and current executive officers
✓ We prohibit hedging and pledging of our common stock by all directors, officers, employees and agents (such as consultants and independent contractors) of the Company as well as related parties
✓ Our Compensation and Talent Committee is made up solely of independent directors and makes all executive compensation decisions
✓ We review our Compensation and Talent Committee charter on a regular basis

What we are not doing
× We do not offer material tax gross-ups to any of our named executive officers
× We do not pay dividends on unvested equity awards
× We do not offer special executive retirement plans to our named executive officers or other executives
× We do not guarantee salary increases for our named executive officers

Philosophy and Objectives

Our compensation philosophy is to provide programs that attract and retain the best available personnel for positions of substantial responsibility, provide incentives for such persons to perform to the best of their abilities, and promote the success of our business. The following table identifies the main elements of our executive compensation program and the reason we chose to provide each element:

Element of Compensation	Basis for Providing Element
Base Salary	To provide compensation to our named executive officers for services based on their experience and past performance

Non-Equity Incentive Plan Compensation	To motivate and reward our named executive officers for focusing on company objectives that drive increased stockholder value

Equity Compensation	To align our named executive officers’ interests with the long-term interests of our stockholders and to promote the retention of our named executive officers

Non-Cash and Non-Equity Benefits	To provide for the safety and wellness of our named executive officers

Change in Control and Severance Payments and Benefits	To promote the retention of our named executive officers and, in the case of change in control benefits, incentivize them to identify and execute economic transactions for the benefit of our stockholders

Overview of Stockholder Engagement Process

Engagement Prior to Annual Meeting	Annual Meeting
Seek feedback on matters for stockholder consideration Publish annual report and proxy statement, highlighting recent Board and Company activities

  Provide environment for direct engagement among Board members, senior management, and stockholders

  Opportunity for stockholders to ask questions about the Company

  Determine voting results for Company and stockholder proposals

Off-Season Engagement and Evaluation of Best Practices	Post Annual Meeting

  Engage with stockholders and other stakeholders to better understand their viewpoints and inform discussions in the boardroom

  Evaluate potential changes to environmental, social, governance and executive compensation practices in light of stockholder feedback and review of practices

  Discuss vote outcomes in light of existing practices, as well as feedback received from stockholders during the proxy season

  Review corporate governance trends, recent regulatory developments and the Company’s own corporate governance documents, policies and procedures

  Determine topics for discussion during off-season stockholder engagement

Stockholder Engagement and Advisory Vote on Executive Compensation

Our Compensation and Talent Committee considers the results of the annual stockholder advisory vote on the compensation of our named executive officers (“Say on Pay”) and stockholder feedback on our executive compensation program as part of its annual executive compensation review. In 2021, our “Say on Pay” proposal received 38% support, which was significantly below our expectations. As a result of this vote outcome and our continuing commitment to be responsive to our stockholders, the Compensation and Talent Committee and management embarked on an extensive stockholder outreach initiative and a comprehensive review of our executive compensation program.

In addition to our ongoing dialogue with our stockholders on our strategy and value proposition, in 2021 we reached out to our top 50 stockholders (excluding the Philippe Courtot Family Trust) to discuss our executive compensation program, any concerns or questions they had on our 2020 executive compensation program, and other governance initiatives. These top 50 stockholders held approximately 69% of our outstanding stock as of December 31, 2021. Eight stockholders, representing approximately 24% of our outstanding stock as of December 31, 2021, accepted our invitation for engagement. These meetings were led by our Chair of the Board, Chair of the Compensation and Talent Committee and management team.

Our outreach included our top 50 stockholders (excluding the Philippe Courtot Family Trust)

who held 69% of our outstanding stock as of December 31, 2021

% Qualys Stock Ownership

Below is a summary of feedback we received from our stockholders during our 2021 outreach and the Board’s response.

What we heard from stockholders	What we did
Financial targets for performance-based equity awards and the short-term incentive plan should not have been adjusted down for the CEO in 2020.	In 2020, our Compensation and Talent Committee approved adjustments to financial targets for all employees and executives in light of the potential effects of the COVID-19 pandemic. We understand the stockholder sentiment and, following our discussions with our stockholders, our Compensation and Talent Committee does not intend to make any adjustments to named executive officers’ financial targets in the future unless deemed absolutely necessary, and then only with a consequent reduction in the associated pay opportunity.

CEO and Chairman roles should be separate.	We have separated the roles. Ms. Bergeron was appointed to serve as the Chair of the Board starting in June 2021. Mr. Thakar was appointed to serve as CEO in April 2021.

Equity awards for the new CEO should be performance-based.	50% of the intended target value of the awards granted to Mr. Thakar upon his appointment as our CEO were PRSUs. We intend to continue to utilize performance-based equity awards as part of the CEO’s compensation package.

What we heard from stockholders	What we did

Performance-based equity awards should be introduced for other executives.	For the first time, we introduced PRSUs for our non-CEO named executive officers, with approximately 30% of the intended target value of the awards granted to Ms. Kim and Messrs. Peters and Posey in 2021 allocated to PRSUs. We intend to continue to utilize performance-based equity awards as part of our non-CEO named executive officers’ compensation package.

Long-term financial targets should continue to be used for performance-based equity grants.

The PRSU awards granted to our named executive officers in October 2021 will vest annually over a three-year performance period based on the annual revenue growth rate and Adjusted EBITDA margin achievement for the applicable year, except that vesting and release of the PRSU awards is capped at 100% of target performance in each of the first two years of the performance period, with cumulative achievement over 100% to be vested and released at the end of the third year of the performance period, subject to continued service by the executive through the date that performance is certified.

Our Compensation and Talent Committee determined that this was the most appropriate approach to align the interests of our stockholders and company objectives and drive increased stockholder value given the challenges of setting three-year financial growth targets at this time due to volatility in business and market conditions, including the possibility of a tax reform that could have had a meaningful impact on our free cash flow. Because we do not anticipate making any modifications to financial targets mid-cycle per stockholder feedback, our Compensation and Talent Committee believed that this was the most appropriate design for our named executive officers’ 2021 PRSU awards.

Excess cash on the balance sheet should be used to repurchase additional shares.	In October 2021, we announced a $200 million increase to our share repurchase program. In 2021, we repurchased $130 million of our shares, and we will continue to evaluate our share repurchase program and make changes to support increased stockholder value. The 2021 increase in our share repurchase program was considered when calculating non-GAAP earnings per diluted share for the purpose of determining our named executive officers’ actual awards under our 2021 Cash Bonus Plan to ensure that the higher repurchase amount alone did not increase the amount of such awards.

Compensation-Setting Process

Role of the Compensation and Talent Committee

Our Compensation and Talent Committee operates under a written charter adopted by the committee and approved by our board of directors. The charter is available on our website. Each member of our Compensation and Talent Committee qualifies as (i) an “independent director” under the Nasdaq Stock Market requirements, and (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act.

Our Compensation and Talent Committee oversees our overall compensation philosophy, compensation plans, and benefits programs. Our Compensation and Talent Committee is responsible for reviewing, approving, and administering our annual and long-term incentive compensation plans and our employee benefit plans and for administering our equity incentive plans.

To this end, our Compensation and Talent Committee establishes the performance objectives and certifies the performance achievement under our annual and long-term incentive compensation plans and approves the grant of equity awards under our equity incentive plans. Our Compensation and Talent Committee also reviews on a periodic basis the operations of our executive compensation program to determine whether they are properly coordinated and achieving their intended purposes. If our Compensation and Talent Committee determines that any aspect of our executive compensation program yields payments and benefits that are not reasonably related to executive and corporate performance, the committee may take steps to modify the program.

Our Compensation and Talent Committee has authority to engage independent outside consultants and obtain input from our management team, other employees, and external advisers. In 2021, our Compensation and Talent Committee engaged Mercer (US) Inc. (“Mercer”), a third-party compensation consultant, to assist us with respect to the compensation of our executive team, including our named executive officers.

Role of Compensation Consultant

In 2021, Mercer provided data on the compensation provided to executives in our compensation peer group and the market in general. The compensation peer group is selected on the basis of relevant industry, size, location and comparability of the business. This data was considered by our Compensation and Talent Committee in setting executive compensation in 2021. This process involved Mercer analyzing, reviewing and making recommendations to our Compensation and Talent Committee regarding (i) the compensation peer group and (ii) various elements of our executive compensation program based on a comparison of the base salary, target total cash compensation (i.e., base salary plus non-equity incentive plan compensation), annual long-term incentive values, and target total direct compensation (i.e., target total cash compensation plus equity awards) we provide to our named executive officers against that provided by our compensation peer group to similarly situated executives. Mercer also provided support in refining our compensation program to respond to the feedback we received from our stockholders in 2021. In 2021, Mercer did not provide any services to us or receive any payments from us, except in its capacity as a consultant to our Compensation and Talent Committee. Based on the consideration of the various factors as set forth in the rules of the SEC and the Nasdaq Stock Market, our Compensation and Talent Committee believes that its relationship with Mercer and the work of Mercer on behalf of the committee has not raised any conflicts of interest.

Role of Management

During 2021, Ms. Kim, Mr. Posey, and Rima Touma Bruno, our Chief Human Resources Officer, typically attended our Compensation and Talent Committee’s meetings. Our Compensation and Talent

Committee may invite to its meetings any other person that it deems appropriate. No named executive officer attends the portions of a meeting during which decisions regarding his or her compensation are made.

Peer Companies

On an annual basis, our Compensation and Talent Committee approves a list of peer companies for the committee to use in conducting a competitive market analysis of executive officer compensation. To represent the market in which we compete for talent, we consider four primary company characteristics in determining the peer group each year:

1.	Size: Similarly-sized publicly-traded companies in terms of annual revenue and market capitalization.

2.	Industry: Software, Internet Services & Infrastructure, and Technology Hardware & Equipment GICS sub-industry.

3.	Growth: Companies with strong revenue growth and high market capitalization to revenue ratios.

4.	Location: Primarily companies in Northern California.

In April 2021, with the assistance of Mercer, our Compensation and Talent Committee reviewed our compensation peer group based on our peer group selection criteria. Peer group philosophy and selection criteria was established in 2019 and the same approach was followed in 2020 and 2021. Over 80 companies were analyzed and considered for inclusion based on a mix of qualitative (e.g., competitors in the cybersecurity industry or SaaS peers) and quantitative criteria (e.g., market cap, revenue), as well as an objective, scorecard-based approach. Our Compensation and Talent Committee decided that no changes would be made to our compensation peer group, except for the removal of LogMeIn, Inc. (since it was no longer a public company). The following is a list of the public companies that our Compensation and Talent Committee used to set cash and equity compensation beginning in 2021:

Compensation Peer Group
AppFolio, Inc.	New Relic	Splunk Inc.
CrowdStrike Holdings, Inc.	Palo Alto Networks, Inc.	SPS Commerce, Inc.
FireEye Inc.	Proofpoint, Inc.	Tenable Holdings, Inc.
Five9, Inc.	Q2 Holdings, Inc.	Varonis Systems, Inc.
HubSpot, Inc.	Rapid7, Inc.	Zendesk, Inc.

Use of Peer Data

Our Compensation and Talent Committee uses the compensation peer group and market data provided by Mercer (including custom cuts of survey data from Radford) to obtain a general understanding of compensation practices within our compensation peer group and the market in general. In setting the various elements of compensation for the named executive officers, our Compensation and Talent Committee reviewed base salary, target total cash compensation (i.e., base salary plus non-equity incentive plan compensation), annual long-term incentive values, and target total direct compensation (i.e., target total cash compensation plus equity incentives). We believe that considering these measures was important because it allows us to provide compensation that, as a complete package, is appropriate for each named executive officer.

Pay Mix

As shown in the charts below, a significant portion of the target total direct compensation for the named executive officers is performance-based compensation (50% for the CEO, Mr. Thakar, and 31% for Ms. Kim and Mr. Posey, who were the only other named executive officers employed by us for all of 2021). For the chart showing the target total direct compensation of Ms. Kim and Mr. Posey, each figure was separately calculated for each named executive officer, and the percentages shown in the chart represent the average of the figures for the two named executive officers.

CEO 2021 TARGET COMPENSATION STRUCTURE	MS. KIM AND MR. POSEY AVERAGE 2021 TARGET COMPENSATION STRUCTURE

Executive Compensation Program Components

The following sections describe each component of our executive compensation program, provide the rationale for each component, and explain how the compensation amounts and awards were determined for 2021.

Base Salary

Base salary is the primary fixed component of our named executive officers’ compensation. We use base salary to compensate our named executive officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent. A named executive officer’s base salary at hire is determined through arm’s-length negotiation. Our Compensation and Talent Committee typically reviews and considers adjustments to our named executive officers’ base salaries on an annual basis. When doing so, our Compensation and Talent Committee considers factors such as the named executive officer’s experience, skills, knowledge, responsibilities, and performance and the prevailing market conditions.

Our Compensation and Talent Committee reviewed our executive compensation program, including base salary for our named executive officers. The committee evaluated the peer group compensation data provided by Mercer and determined, based on its judgment, that we were providing target compensation below current market compensation. In connection with Mr. Thakar’s promotion to CEO, the Compensation and Talent Committee recommended, and our board of directors approved, an increase to his base salary, effective as of April 27, 2021. In addition, the Compensation and Talent Committee recommended, and our board of directors approved, increases to the base salaries of Ms. Kim and Mr. Posey, effective as of November 1, 2021. These increases were made based on our review of market data from our compensation peer group. In addition to the market data, the Compensation and Talent Committee also considered each executive’s performance and contributions in deciding to improve the competitiveness of their base salaries with the base salaries of comparable executives in the market. Each named executive officer’s base salary during 2021 is listed in the table below.

Named Executive Officer	Base Salary at Start of 2021		Base Salary at End of 2021*
Sumedh S. Thakar	$400,000		$550,000
Philippe F. Courtot	450,000		—
Joo Mi Kim	340,000		410,000
Allan Peters	325,000	**	325,000
Bruce K. Posey	330,000		360,000

*	The base salary increase for Mr. Thakar was effective April 27, 2021. The base salary increases for Ms. Kim and Mr. Posey were effective November 1, 2021.
**	Represents Mr. Peters’ base salary at the commencement of his employment with us on May 10, 2021.

The total base salaries paid to our named executive officers during 2021 are set forth in the section entitled “2021 Summary Compensation Table” below.

Non-Equity Incentive Plan Compensation

2021 Corporate Bonus Plan

To motivate and reward our named executive officers to achieve our annual financial and operational objectives and our long-term strategic and growth goals, we provide cash incentive compensation to them based on meeting one or more corporate performance objectives. The objectives change from year to year as we grow and market conditions evolve and different priorities are established, but our Compensation and Talent Committee selects challenging goals that are achievable only by strong performance.

Except for Mr. Peters (who participated in our Sales Incentive Compensation Plan described below, in light of his position as our Chief Revenue Officer), our named executive officers participated in our 2021 Corporate Bonus Plan, which provided them with an opportunity to receive formula-based incentive amounts on a quarterly basis. Our Compensation and Talent Committee decided this was the most appropriate measure of time to determine achievement of short-term goals because it aligns with the time periods for which we give external guidance. These named executive officers’ target bonus opportunities under the 2021 Corporate Bonus Plan are expressed as a percentage of each named executive officer’s base salary as of the last day of the applicable quarter. In connection with Mr. Thakar’s promotion to CEO, the Compensation and Talent Committee recommended, and our board of directors approved, an increase to his percentage (from 50% to 100%), effective as of January 1, 2021. For the other named executive officers, their percentages remained unchanged from 2020.

The target bonus opportunity of each named executive officer that participated in the 2021 Corporate Bonus Plan is listed in the table below and represents the maximum amount that the named executive officer can receive under the 2021 Corporate Bonus Plan.

Named Executive Officer	Target (and Maximum) Bonus for 2021
Sumedh S. Thakar	100%
Philippe F. Courtot	100%
Joo Mi Kim	50%
Bruce K. Posey	50%

For 2021, the performance metrics used to determine bonuses continued to be (i) growth in our bookings for the applicable quarter over the same quarter of the prior year, (ii) growth in revenue from the same quarter in 2020 and (iii) non-GAAP earnings per diluted share, with all three metrics weighted equally. Our Compensation and Talent Committee selected these three metrics, which measure sales growth and profitability, as the corporate performance metrics that best supported our annual operating plan and enhance long-term value creation.

These three metrics were calculated as follows:

•

Bookings was calculated as the sum of subscribed revenues for all new, renewal and upsell subscriptions contracted by customers and channel partners in each quarter. The subscribed revenues were based on the amount of subscription contracted if the term is one year or less and were capped at one year’s worth of subscribed revenues if the subscription term exceeds one year. The bookings growth measure is an internal measure and is a non-GAAP financial measure.

•	Revenue was determined in accordance with GAAP and set forth in our quarterly and annual financial statements.

•

Non-GAAP earnings per diluted share measure was calculated as GAAP net income adjusted for (i) stock-based compensation expense, (ii) amortization of acquired technology, (iii) non-recurring charges such as acquisition related expenses, (iv) bonus expense recorded during the period and (v) the related income tax effects of these adjustments, divided by weighted average shares (diluted) for the applicable quarter. The repurchase of shares under our share repurchase program was considered when calculating non-GAAP earnings per diluted share to avoid any unintended increase in the amount of actual awards under our 2021 Cash Bonus Plan. Appendix B contains a reconciliation of this non-GAAP financial measure to its most directly comparable GAAP measure.

For each of the three metrics, performance may be adjusted to remove the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, asset write-downs, litigation, claims, judgments or settlements, the effect of changes in tax law or other such laws or provisions affecting reported results, accruals for reorganization and restructuring programs. These exclusions are intended so that performance can be evaluated on organic foreseeable results rather than extraordinary transactions outside the scope of the Compensation and Talent Committee’s forecasts. The Compensation and Talent Committee made no adjustments to these metrics in 2021.

The target award amounts for our named executive officers (other than Mr. Peters) in each quarter of 2021 were as follows:

2021 Corporate Bonus Plan Target Awards

Named Executive Officer	Q1 Target*	Q2 Target	Q3 Target	Q4 Target**	Total Target
Sumedh S. Thakar	$100,000	$137,500	$137,500	$137,500	$512,500
Philippe F. Courtot	112,500	—	—	—	112,500
Joo Mi Kim	42,500	42,500	42,500	51,250	178,750
Bruce K. Posey	41,250	41,250	41,250	45,000	168,750

*	Mr. Thakar’s Q1 target is lower than the targets for the last three quarters because it reflects his base salary prior to the increase approved by our board of directors effective April 27, 2021.
**

For Ms. Kim and Mr. Posey, their Q4 targets are higher than their targets for the earlier quarters because it reflects the base salary increases approved by our board of directors effective November 1, 2021.

Each named executive officer’s bonus is paid as a percentage of his or her target incentive amount based on the weighted average of the payout percentages for each applicable measure. To be eligible for a quarterly bonus payment under our 2021 Corporate Bonus Plan, an individual must be employed as of the last day of the quarter.

For each of the three equally-weighted measures, the payout percentage was capped at target (100%). Our Compensation and Talent Committee believed that achieving the top end of the targets would be sufficiently challenging and incentivize top-end performance. Payout could be zero if performance is below minimum levels for all three measures.

The following table shows the level of achievement of each quarterly performance target under our 2021 Corporate Bonus Plan and the corresponding payout for each of these quarterly performance targets:

	Q1			Q2			Q3			Q4
	Target	Actual	Payout	Target	Actual	Payout	Target	Actual	Payout	Target	Actual	Payout
Bookings Growth	8.8%	*	100%	16.3%	*	100%	12.5%	*	100%	13.3%	*	100%
Rev Growth**	10.3%	12.2%	100%	10.7%	12.2%	100%	11.0%	12.7%	100%	11.4%	15.8%	100%
Non-GAAP EPS**	$0.71	$0.74	100%	$0.65	$0.79	100%	$0.68	$0.86	100%	$0.62	$0.84	100%
Weighted Payout			100%			100%			100%			100%

*

With respect to actual bookings growth rate, as noted above, this is an internal measure that we do not disclose for several reasons, including our belief that disclosure would result in competitive harm to the Company. If the results were disclosed, we believe the information would provide competitors with insights into our operations and sales compensation programs that would be harmful to us.

**

Revenue growth targets were set to be higher in the second half of the year given the planned increase in investments to accelerate growth. In line with this operating plan, non-GAAP EPS targets were set to be lower in the second half of the year given the anticipated increase in investment.

Based on the achievement against the applicable performance measures discussed above, the quarterly and aggregate actual amounts awarded to our named executive officers (other than Mr. Peters) for 2021 were as follows:

2021 Corporate Bonus Plan—Actual Award Amount

Named Executive Officer	Q1 Award Amount	Q2 Award Amount	Q3 Award Amount	Q4 Award Amount	Total Amount
Sumedh S. Thakar	$100,000	$137,500	$137,500	$137,500	$512,500
Philippe F. Courtot	—	—	—	—	—
Joo Mi Kim	42,500	42,500	42,500	51,250	178,750
Bruce K. Posey	41,250	41,250	41,250	45,000	168,750

Sales Incentive Compensation Plan

Since Mr. Peters’ responsibilities are based primarily on his ability to drive sales, his non-equity incentive plan compensation opportunity was provided under our Sales Incentive Compensation Plan instead of our 2021 Corporate Bonus Plan. Mr. Peters had a target sales incentive compensation opportunity under our Sales Incentive Compensation Plan equal to 100% of his base salary.

As a participant in our Sales Incentive Compensation Plan, Mr. Peters received a non-recoverable draw from his hire date to September 30, 2021, in an amount equal to 100% of his target sales incentive compensation opportunity for such period. After the non-recoverable draw period, he was given an opportunity to receive payment based on the year-over-year growth in our new bookings (which was weighted 60%) and our upsell bookings (which was weighted 40%). Our Compensation and Talent Committee decided that these two metrics and this weighting best supported our short-term sales goals given our focus on new customer acquisition.

The two bookings metrics under our Sales Incentive Compensation Plan were calculated as follows:

•

New bookings was calculated as the sum of subscribed revenues for all subscriptions contracted (in the quarter) by customers that either had never previously purchased a Qualys product, license, or service or had neither been under contract nor purchased or received any Qualys product, license, or service for 12 months.

•

Upsell bookings was calculated as the sum of (i) the subscribed revenues added (in the quarter) before the term of existing contracts and (ii) the incremental subscribed revenues exceeding the subscribed revenues of the original contracts that were being renewed in the quarter (i.e., the total subscribed revenues minus the subscribed revenues that result from the customers’ renewed or extended commitments to pay subscription fees for Qualys’ services that were provided to the customers under their prior or existing contracts).

For each metric, the subscribed revenues were based on the amount of subscription contracted if the term is one year or less and were capped at one year’s worth of subscribed revenues if the subscription term exceeds one year. The measures were internal measures and are non-GAAP financial measures.

Mr. Peters’ sales incentive compensation for the fourth quarter of 2021 was paid as a percentage of his target sales incentive compensation amount based on the weighted average of the payout percentages for each applicable measure. For each of the two measures, the payout percentage was capped at 200% of target. Our Compensation and Talent Committee believed that achieving the top end of the targets would be sufficiently challenging and incentivize top-end performance. Payout could be zero if performance is below minimum levels for both measures. To be eligible for a sales incentive compensation payment under our Sales Incentive Compensation Plan, Mr. Peters must be employed as of the last day of the quarter.

Based on the achievement against the applicable performance measures, the actual amount paid to Mr. Peters under our Sales Incentive Compensation Plan for the fourth quarter of 2021 was $145,194 (which was 179% of target).

With respect to the actual new bookings and upsell bookings growth rates, as noted above, these are internal measures that we do not disclose for several reasons, including our belief that disclosure would result in competitive harm to the Company. If the results were disclosed, we believe the information would provide competitors with insights into our operations and sales compensation programs that would be harmful to us.

Equity Compensation

We use equity awards to incentivize and reward strong long-term corporate performance and to align the interests of our named executive officers with those of our stockholders. In 2021, we introduced performance-based equity awards for our non-CEO named executive officers. As a result, the equity awards we granted to our named executive officers in 2021 were a mix of time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”). RSUs serve to retain our named executive officers over the long term and align with our objective of long-term stockholder value creation. PRSUs drive long-term stockholder value creation and more strongly aligns our named executive officers’ interests with the interests of the Company and its stockholders. The PRSUs will provide significant value to our named executive officers only if the Company achieves specific operational goals since the PRSUs will vest only if these goals are achieved.

Each year, we evaluate granting equity awards to our named executive officers to provide additional incentive to continue providing services to us. When determining the size of these equity awards, we generally do not apply a fixed formula. Instead, we aim to maximize long-term stockholder value by granting an amount of equity that properly rewards the named executive officer for his or her contribution to the growth in such value. We consider factors such as:

•	the named executive officer’s performance, contributions, responsibilities, and experience;

•	the equity held by the named executive officer (including the economic value of his or her unvested equity awards and the ability of this equity to satisfy our retention objectives);

•	a compensation analysis performed by our human resources department and/or our independent compensation consultant;

•	compensation peer group and market data provided by our independent compensation consultant;

•	the equity award recommendations of management (except with respect to their own equity awards); and

•	and internal equity considerations.

We also periodically grant equity awards to new executive hires or in connection with a promotion and to recognize corporate and individual performance. The size of equity awards granted to our named executive officers in connection with their hire is determined through arm’s-length negotiation. We consider factors such as the named executive officer’s prospective role and responsibilities, the cash compensation the named executive officer is expected to receive, the potential incentive and retention value of the award, and the prevailing market conditions.

The equity awards granted to our named executive officers in 2021 are set forth in the sections entitled “2021 Summary Compensation Table” and “Grants of Plan-Based Awards in 2021 Table” below.

New Hire Grant

In August 2021, our Compensation and Talent Committee approved an initial new hire award of 29,215 RSUs to Mr. Peters as a form of inducement to join and remain with Qualys. The RSU award had an intended value of $3,000,000, which was converted into a number of RSUs by dividing the intended value by the average closing price of our common stock for the 30-trading-day-period ending seven days before the grant date. The RSU award vests over a 4 year period as to 25% of the RSUs on June 1, 2022, and as to 1/16th of the RSUs each quarter thereafter, subject to Mr. Peters’ continued service with us. We subsequently granted an equity award to Mr. Peters consisting entirely of PRSUs that resulted in approximately 30% of the intended target value of the awards granted to Mr. Peters in 2021 (in the aggregate) being performance-based, which aligned with the approach taken for our other non-CEO named executive officers. The vesting of the RSU award would accelerate upon the occurrence of certain specified events, as described in the section entitled “Potential Payments Upon Termination or Change in Control” below.

CEO Appointment Grants

In April 2021, in connection with Mr. Thakar’s appointment as our CEO, our board of directors approved the grant of an award of 9,671 PRSUs at the target level of performance (or 19,342 PRSUs at the maximum level of performance) and an award of 9,671 RSUs.

The RSU award will vest quarterly in equal installments over four years from the vesting commencement date of May 1, 2021, subject to Mr. Thakar’s continued service with us as of each vesting date.

The PRSU award will vest based on the same financial targets previously set for performance-based award granted to Mr. Courtot (compound annual growth rate of the Company’s revenues for a three-year performance period from January 2021 through December 2023 and the compound annual growth rate of the Company’s free cash flow per share for the same three-year performance period). The two metrics were calculated as follows:

•	Revenue was determined in accordance with GAAP in effect on the date of grant, subject to adjustments to exclude the effects of acquisitions and/or dispositions during the performance period.

•

Free cash flow per share was calculated as (i) calendar year cash flows provided by operating activities, determined according to GAAP in effect on the date of grant, less (A) purchases of property and equipment, less (B) principal payments under capital lease obligations, divided by (ii) weighted average dilutive shares outstanding for such calendar year.

In addition, the vesting of these equity awards would accelerate upon the occurrence of certain specified events, as described in the section entitled “Potential Payments Upon Termination or Change in Control” below.

Annual Equity Grants

In 2021, based on feedback from our stockholders, our Compensation and Talent Committee determined that, in addition to the annual equity grants to our CEO, the annual equity grants to our other named executive officers should include performance-based equity awards. As a result, the annual equity grants to our named executive officers (other than Mr. Peters) for 2021 consisted of a mix of RSUs and PRSUs. Mr. Peters’ annual equity grant consisted entirely of PRSUs, in light of his having received a new hire grant of RSUs upon the commencement of his employment with us. Mr. Courtot was not granted any equity awards in 2021. Our board of directors approved these annual equity grants to our named executive officers in October 2021.

The RSUs granted to our named executive officers vest over four years and serve to retain our named executive officers over a long-term period and align with our objective of long-term stockholder value creation. The vesting of the RSUs is subject to the applicable named executive officer’s continued service with us as of each vesting date.

Each named executive officer’s PRSUs are divided into three tranches with one-year performance periods covering the calendar years 2022, 2023, and 2024, respectively. One-third of the target number of PRSUs is allocated to each tranche. Each tranche will become eligible to vest based on the annual growth rate of the Company’s revenues and the Company’s adjusted EBITDA margin for the applicable performance period. These two metrics were calculated as follows:

•	Revenue was determined in accordance with GAAP in effect on the date of grant, subject to adjustments to exclude the effects of acquisitions and/or dispositions during the performance period.

•

Adjusted EBITDA margin was calculated as (i) net income (loss) for the performance period before (A) other (income) expense, net, which includes interest income, interest expense and other income and expense, (B) provision for (benefit from) income taxes, (C) depreciation and amortization of property and equipment, (D) amortization of intangible assets, and (E) stock-based compensation, divided by (ii) revenue for the performance period, subject to adjustments to exclude the effects of acquisitions and/or dispositions during the performance period.

The revenue growth and adjusted EBITDA margin targets for the second and third tranches will be based on the Company’s annual operating plan for the applicable year, which will be determined our board of directors before the start of that year.

Any PRSUs that become eligible to vest will be scheduled to vest according to the following schedule, subject to the applicable named executive officer’s continued service through the applicable vesting date:

•

For the first and second tranches, up to 100% of the target number of PRSUs allocated to the tranche will vest on the date that performance is certified for that tranche, and any remaining PRSUs that became eligible to vest (“Over Performance Amount”) will vest on the date that performance is certified for the third tranche.

•	For the third tranche, all of the PRSUs that became eligible to vest will vest on the date that performance is certified for that tranche.

In designing the vesting structure of these PRSUs, our Compensation and Talent Committee sought to balance the short-term and long-term incentive and retention aspects of the PRSUs, by allowing the named executive officers to vest in up to the target number of PRSUs each year but requiring continued service for approximately 3 years in order to vest in any excess number of PRSUs that are earned based on over-achievement of the performance goals.

In addition, the vesting of these RSUs and PRSUs would accelerate upon the occurrence of certain specified events, as described in the section entitled “Potential Payments Upon Termination or Change in Control” below.

The number of shares of our common stock covered by the RSUs and PRSUs and their intended value at the time of grant are listed in the table below.

Named Executive Officer	Number of Time-Based RSUs(1)	Intended Value of Time-Based RSUs	Number of PRSUs at Target Level of Performance(1)(2)	Intended Value of PRSUs at Target Level of Performance	Number of PRSUs at Maximum Level of Performance(1)	Intended Value of PRSUs at Maximum Level of Performance
Sumedh S. Thakar	39,288	$4,500,000	39,288	$4,500,000	78,576	$9,000,000
Joo Mi Kim	33,100	$3,791,200	14,186	$1,624,800	28,372	$3,249,600
Allan Peters	—	—	10,914	$1,250,000	21,828	$2,500,000
Bruce K. Posey	20,779	$2,380,000	8,906	$1,020,000	17,812	$2,040,000

(1)

For each of these equity awards, the intended value of each equity award was translated into a number of RSUs or PRSUs, as applicable, by dividing the intended value by $114.54, which was the average closing price of our common stock for the 30-trading-day-period ending seven days before the grant date.

(2)

These PRSU awards are divided into three tranches with one-year performance periods covering the calendar years 2022, 2023, and 2024, respectively. One-third of the target number of PRSUs is allocated to each tranche. Two-thirds of the target number of PRSU awards are subject to performance goals to be set at a future date.

Understanding the Differences: Reported PRSUs in the 2021 Summary Compensation Table vs. Target PRSUs Approved by the Compensation and Talent Committee

As discussed above, the PRSUs awarded to our named executive officers in October 2021 vest annually over a three-year period based on the attainment of performance goals that are set and measured in each year of the three-year period. This results in differences between the reported PRSU award grant date fair value (“GDFV”) in the “2021 Summary Compensation Table” and the target PRSU award GDFV that was approved by the Compensation and Talent Committee.

The differences in GDFVs are due to the SEC requirement that PRSU award values disclosed in the 2021 Summary Compensation Table reflect the GDFV of the PRSU as determined under FASB ASC Topic 718, which stipulates that grant date is established when the underlying terms of the award are fixed. Because the performance goals for the PRSU awards granted in October 2021 are set on an annual basis, the grant date and associated award fair value are established annually over the three-year performance period—resulting in differences between what is reported in the 2021 Summary Compensation Table and the amount of the award the Compensation and Talent Committee originally awarded. In years when the stock price declines, reported PRSU award GDFV will be lower than the target GDFV. In years when the stock price increases, reported PRSU award GDFV will exceed the target GDFV.

Retirement and Other Benefits

Our named executive officers participate in the same retirement plan as other U.S.-based full-time employees. We maintain a tax-qualified 401(k) plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. Before the amendment to the 401(k) plan that was approved by our board of directors in April 2021, we matched 50% on the dollar up to the first 6% contributed with no vesting period, for our employees, including our named executive officers. The amendment increased the amount of the matching contribution to 100% on the dollar up to the first 6% contributed, effective as of June 1, 2021. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Section 401(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

In addition, our named executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as our other U.S.-based, full-time employees. These benefits include health, dental and vision insurance; medical and dependent care flexible spending accounts; short- and long-term disability insurance; life insurance; and accidental death and dismemberment insurance. We believe these benefits are generally consistent with those offered by companies with which we compete for employees.

Perquisites and Other Personal Benefits

We generally do not provide perquisites or other personal benefits to our named executive officers. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties or to make our named executive officers more efficient and effective and for recruitment, motivation, or retention purposes. Our Compensation and Talent Committee will approve and periodically review all future practices with respect to perquisites or other personal benefits.

Change in Control and Severance Benefits

Ms. Kim’s and Mr. Peters’ employment offer letters provided for certain protections in the event of termination of their employment under specified circumstances. In addition, certain equity awards granted to our named executive officers provided for acceleration of vesting upon termination of their employment under specified circumstances or upon a change in control of the Company.

In 2021, in connection with its regular review of our executive compensation program and market practices, our Compensation and Talent Committee recommended that our board of directors approve updated severance and change of control benefits for our named executive officers, in order to bring the severance and change of control arrangements with our named executive officers more in line with market practices. Accordingly, our board of directors approved (i) a severance and change of control policy for our CEO in April 2021, in connection with Mr. Thakar’s appointment as CEO, and (ii) for our other named executive officers in October 2021. None of these severance and change of control benefits applied to Mr. Courtot. The severance and change of control benefits under these policies supersede any prior agreement or arrangement the named executive officers may have had with us that provided for severance and/or change in control payments or benefits (other than any existing vesting acceleration benefits upon a termination due to death or disability).

Under these policies, in the event of a qualifying termination of the employment of a named executive officer that is not in connection with a change in control, the named executive officer will receive the following benefits:

•	severance pay equal to (i) in the case of the CEO, 12 months of the CEO’s annual base salary, or (ii) in the case of each of the other named executive officers, (A) 3 months of the named executive officer’s annual base salary, if he or she has been employed by us for less than 1 year, (B) 6 months of the named executive officer’s annual base salary, if he or she has been employed by us for at least 1 year but not more than 5 years, or (C) 9 months of the named executive officer’s annual base salary, if he or she has been employed by us for more than 5 years; and

•

payment or reimbursement of premiums for coverage under COBRA for the named executive officer and his or her eligible dependents, if any, for up to the number of months of annual base salary that the named executive officer is entitled to receive under the previous bullet or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law.

In the event of a qualifying termination of the employment of a named executive officer in connection with a change in control, the named executive officer will receive the following benefits:

•	severance pay equal to 100% (or in the CEO’s case, 150%) of the named executive officer’s annual base salary and target annual bonus;

•

payment or reimbursement of premiums for coverage under COBRA for the named executive officer and his or her eligible dependents, if any, for up to 12 months (or in the CEO’s case, 18 months) or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and

•

accelerated vesting and exercisability as to 100% of any then-unvested equity awards (including any Overperformance Amount), with performance-based equity awards vesting at target levels of performance for future performance periods. The payout will include already achieved cumulative performance over 100% up to the end of the prior performance period.

We believe that these arrangements maximize stockholder value by minimizing any potential distractions caused by the possibility of an involuntary termination or a potential change in control, which allows our named executive officers to maintain their focus and dedication to their responsibilities. We believe that these arrangements also provide further retention value by encouraging our named executive officers to continue providing services to us.

Mr. Courtot’s termination of employment constituted a termination on account of disability, which resulted in his receipt of the applicable vesting acceleration benefits under the terms of his equity awards. The Compensation and Talent Committee did not provide Mr. Courtot with any additional payments or benefits in connection with his termination beyond those provided for under the terms of his equity awards.

For a summary of the material terms and conditions of these severance and change in control arrangements, see the section entitled “Potential Payments Upon Termination or Change in Control” below.

Compensation Policies

Hedging and Pledging Policy

We have implemented an insider trading policy that prohibits directors, officers, employees and agents (such as consultants and independent contractors) of the company as well as related parties from trading in derivative securities (including hedging) with respect to our common stock, pledging company securities as collateral, or holding company securities in a margin account.

Stock Ownership Guidelines and Equity Holding Policy

In February 2019, we adopted stock ownership guidelines that set minimum stock ownership requirements for our non-employee directors and executive officers (including our named executive officers), in order to more closely align their interests with the long-term interests of our stockholders. Under the guidelines, each executive officer is required to own a number of shares of our common stock with a value equal to a specified multiple of his or her base salary. For 2021, shares of the Company’s common stock (including shares beneficially owned) and vested and exercisable “in-the-money” stock options count towards satisfaction of the stock ownership levels. In April 2022, our board of directors approved a change to the guidelines such that only shares of the Company’s common stock (including shares beneficially owned) will count towards satisfaction of the stock ownership levels. Consistent with emerging best practices, vested and exercisable stock options will no longer be counted towards satisfying the guidelines.

Each executive officer must satisfy his or her applicable ownership level by the later of (i) February 8, 2024 or (ii) five years after becoming an executive officer. Compliance with these guidelines is measured based on the executive officer’s annual base salary and the closing price of the Company’s common stock, in each case as of December 31 of each year (or the next trading day if December 31 is not a trading day). Unless and until an executive officer has satisfied his or her applicable level of ownership, he or she is required to retain an amount equal to 50% of the shares received as the result of the exercise, vesting or payment of any equity awards after any shares are sold or withheld, as the case may be, to (i) pay any applicable exercise price for an equity award or (ii) satisfy withholding tax obligations arising in connection with the exercise, vesting or payment of an equity award. In addition, all shares subject to performance-based vesting generally must be held and not disposed of for at least three years from the date of grant of the underlying award.

Named Executive Officer	Stock Ownership Requirement as a Multiple of Base Salary	In Compliance (Yes/No)
Sumedh S. Thakar	5.0	Yes
Philippe F. Courtot	5.0	N/A
Joo Mi Kim	3.0	Yes
Allan Peters	3.0	*
Bruce K. Posey	3.0	Yes

*	Mr. Peters became an executive officer in October 2021 and has until October 2026 to satisfy his stock ownership requirement.

Clawback Policy

We have adopted a clawback policy that prevents an executive officer from benefiting from cash-based incentive compensation or performance-based equity compensation that was paid based on the achievement of performance results that were subsequently restated as a result of the officer’s misconduct. This policy helps foster and maintain a culture that emphasizes integrity and accountability. Our clawback policy permits us to require that any of our current or former officers who is (or was) subject to Section 16 of the Exchange Act, repay certain cash-based incentive compensation or performance-based equity compensation to us if our Compensation and Talent Committee determines that such an officer’s actions caused or partially caused us to materially restate all or a portion of our financial statements.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the amount we may deduct for federal income tax purposes for compensation paid to our Chief Executive Officer and certain of our other executive officers in any taxable year to $1 million per person.

An exception to the $1 million limitation for performance-based compensation meeting certain requirements was repealed beginning in 2018 (other than with respect to certain grandfathered arrangements) under the Tax Cuts and Jobs Act (the “Act”). Under the transition relief provisions of the Act, it is possible that certain of the equity awards we granted prior to 2018 may be grandfathered and eligible to be excluded from the Section 162(m) deduction limits. Except for any equity awards that qualify for such transition relief provisions, compensation paid to any of our covered executives generally will not be deductible in 2021 or future years, to the extent that it exceeds $1 million.

While our Compensation and Talent Committee is mindful of the benefit of being able to fully deduct the compensation paid to our executives, our Compensation and Talent Committee believes that we should retain the flexibility to compensate our executive officers in a manner that can best promote our business objectives. Therefore, our Compensation and Talent Committee intends to continue to compensate our executives in a manner consistent with the best interests of our company and our stockholders, even if such compensation is not fully deductible.

“Parachute Payments” and Deferred Compensation

Under Sections 280G and 4999 of the Code, certain service providers, which may include our named executive officers, may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and the company may forfeit a deduction on the amounts subject to this excise tax. Also, Section 409A of the Code imposes significant additional taxes on a service provider in the event the service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

In 2021, we did not provide any of our named executive officers with a “gross-up” or other reimbursement payment for any excise tax liability that he or she might owe as a result of the application of Sections 280G or 4999 or for any additional tax that he or she might owe as a result of the application of Section 409A. We have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting Considerations

Accounting standards on stock compensation requires us to measure the compensation expense for all share-based payment awards made to employees (including our named executive officers) and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the tables below, even though our named executive officers and directors may never realize any value from their equity awards. The accounting standards also require us to recognize the compensation cost of share-based payment awards in our income statements over the period that the named executive officer or director is required to provide services to us in exchange for the vesting of the equity award.

Risk Considerations

Our Compensation and Talent Committee assesses risks created by the incentives inherent in our compensation policies. We have designed our executive compensation program so that our executive officers (including our named executive officers) focus on both short-term and long-term financial and operational performance. In addition, in 2021, our Compensation and Talent Committee had engaged Mercer to independently review our executive compensation program. Our Compensation and Talent Committee conducts an annual review of our executive compensation program to ensure that it continues to reward our executive officers (including our named executive officers) for creating short-term and long-term stockholder value without encouraging our executive officers to take excessive risks. Based on the results of these reviews, we do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us. The risk mitigation features include:

•	Balance among short- and long-term incentives, cash and equity, fixed and variable pay

•	Multiple performance metrics as targets

•	Caps on pay

•	Clawback policy

•	Stock ownership

•	Holding period requirement for performance-based equity

•	Anti-hedging policies

•	Double-trigger change in control requirement

Compensation Committee Report

The following Compensation Committee Report shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Our Compensation and Talent Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 22, 2022.

Respectfully submitted by the members of the Compensation and Talent Committee of the board of directors:

John Zangardi (Chair)

William Berutti

General Peter Pace

Kristi M. Rogers

2021 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for fiscal years 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Sumedh S. Thakar	2021	502,308	—	8,364,620	(3)	512,500	17,237	(4)	9,396,664
Director, President and	2020	382,500	—	7,786,016		189,662	9,991		8,368,169
Chief Executive Officer	2019	335,125	—	6,536,835		137,094	12,361		7,021,415
Philippe F. Courtot (5)	2021	152,596	—	—		—	20,722,515	(6)	20,875,111
Former Chief Executive	2020	418,333	11,526,569	10,033,788		416,144	3,517		22,398,351
Officer	2019	381,938	4,934,423	4,203,777		312,792	6,555		9,839,485
Joo Mi Kim (7)	2021	351,667	—	4,541,750	(8)	178,750	16,282	(9)	5,088,449
Chief Financial Officer	2020	169,167	—	5,583,069		83,750	25,467		5,861,453
Allan Peters (10)	2021	209,375	—	3,483,318	(11)	258,276	9,793	(12)	3,960,762
Chief Revenue Officer
Bruce K. Posey	2021	335,000	—	2,851,185	(13)	168,750	15,856	(14)	3,370,791
Chief Legal Officer and	2020	315,833	—	3,114,445		156,591	7,722		3,594,591
Corporate Secretary	2019	282,125	—	2,772,037		115,459	7,468		3,177,089

(1)

Option awards, RSU awards and PRSU awards are shown at their aggregate grant date fair value as determined in accordance with FASB ASC Topic 718. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes-Merton option pricing model. The fair value of each RSU award and PRSU award is measured based on the closing price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 22, 2022.

(2)

For Mr. Thakar, Mr. Courtot, Ms. Kim and Mr. Posey, the amounts in this column reflect cash incentives earned under our Corporate Bonus Plan for the applicable year. For Mr. Peters, the amounts in this column reflect sales commissions earned under his individualized sales incentive plan for the applicable fiscal year.

(3)

This amount includes (a) the grant date fair value of a PRSU award granted in April 2021 in connection with Mr. Thakar’s appointment as Chief Executive Officer totaling $1,037,698 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $2,075,397), and (b) the grant date fair value of the first tranche (representing 13,096 PRSUs) of a PRSU award granted in October 2021 totaling $1,572,306 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $3,144,612).

As discussed above in the “Compensation Discussion and Analysis” section, the performance metrics for the second and third tranches (representing an aggregate of 26,192 PRSUs) of the PRSU award granted to Mr. Thakar in October 2021 have not been established. As a result, there is no reportable grant date fair value under FASB ASC Topic 718 for such tranches, and they are not included in this table.

(4)

Reflects (a) 401(k) matching contributions by Qualys ($13,050), (b) a premium paid by Qualys for life insurance ($1,350), and (c) a premium paid by Qualys for supplemental disability insurance ($2,837).

(5)	Mr. Courtot’s employment with Qualys terminated on March 19, 2021.

(6)

The Compensation and Talent Committee of our board of directors determined that Mr. Courtot’s termination of employment on March 19, 2021 was a termination on account of disability. In accordance with the award agreements described below in the section entitled “Potential Payments Upon Termination or Change in Control—Philippe F. Courtot,” the outstanding and unvested portion of the awards granted to Mr. Courtot on December 21, 2018, November 2, 2019 and December 10, 2020 was 100% fully accelerated as of the date of his termination of employment. Accordingly, this amount reflects (a) accelerated vesting with respect to an aggregate of 126,659 RSUs (valued at $12,763,427, based on $100.77 per share, which was the closing price per share on the Nasdaq Stock Market of our common stock on March 19, 2021), (b) accelerated vesting with respect to an aggregate of 44,119 PRSUs (valued at $4,445,872, based on $100.77 per share, which was the closing price per share on the Nasdaq Stock Market of our common stock on March 19, 2021), (c) accelerated vesting with respect to an aggregate of 347,600 performance-based stock options (valued at $3,506,595, based on $100.77 per share, which was the closing price per share on the Nasdaq Stock Market of our common stock on March 19, 2021, minus the aggregate exercise price), (d) a premium paid by Qualys for life insurance ($5,289), and (e) a premium paid by Qualys for supplemental disability insurance ($1,332).

(7)	Ms. Kim joined Qualys on June 29, 2020.

(8)

This amount includes the grant date fair value of the first tranche (representing 4,729 PRSUs) of a PRSU award granted in October 2021 totaling $567,764 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $1,135,527).

As discussed above in the “Compensation Discussion and Analysis” section, the performance metrics for the second and third tranches (representing an aggregate of 9,457 PRSUs) of the PRSU award granted to Ms. Kim in October 2021 have not been established. As a result, there is no reportable grant date fair value under FASB ASC Topic 718 for such tranches, and they are not included in this table.

(9)	Reflects (a) 401(k) matching contributions by Qualys ($13,050), (b) a premium paid by Qualys for life insurance ($900), and (c) a premium paid by Qualys for supplemental disability insurance ($2,332).

(10)	Mr. Peters joined Qualys on May 10, 2021 and was determined by our board of directors to be an executive officer of Qualys on October 28, 2021.

(11)

This amount includes the grant date fair value of the first tranche (representing 3,638 PRSUs) of a PRSU award granted in October 2021 totaling $436,778 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $873,557).

As discussed above in the “Compensation Discussion and Analysis” section, the performance metrics for the second and third tranches (representing an aggregate of 7,276 PRSUs) of the PRSU award granted to Mr. Peters in October 2021 have not been established. As a result, there is no reportable grant date fair value under FASB ASC Topic 718 for such tranches, and they are not included in this table.

(12)	Reflects (a) 401(k) matching contributions by Qualys ($6,797), (b) a premium paid by Qualys for life insurance ($2,258), and (c) a premium paid by Qualys for supplemental disability insurance ($738).

(13)

This amount includes the grant date fair value of the first tranche (representing 2,969 PRSUs) of a PRSU award granted in October 2021 totaling $356,458 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $712,916).

As discussed above in the “Compensation Discussion and Analysis” section, the performance metrics for the second and third tranches (representing an aggregate of 5,937 PRSUs) of the PRSU award granted to Mr. Posey in October 2021 have not been established. As a result, there is no reportable grant date fair value under FASB ASC Topic 718 for such tranches, and they are not included in this table.

(14)

Reflects (a) 401(k) matching contributions by Qualys ($5,575), (b) a premium paid by Qualys for life insurance ($5,677), and (c) a premium paid by Qualys for supplemental disability insurance ($4,604).

Grants of Plan-Based Awards in 2021 Table

The following table shows information regarding cash incentive and equity awards granted to our named executive officers during 2021.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Type of Award(1)	Threshold ($)(4)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Sumedh S. Thakar	—	Cash Incentive	205,000	512,500	512,500	—	—		—	—	—	—	—
	4/27/21	Time-based RSUs	—	—	—	—	—		—	9,671	—	—	1,037,698
	4/27/21	PRSUs	—	—	—	—	9,671	(5)	19,342	—	—	—	1,037,698
	10/28/21	Time-based RSUs	—	—	—	—	—		—	39,288	—	—	4,716,917
	10/28/21	PRSUs	—	—	—	—	13,096	(6)	26,192	—	—	—	1,572,306
Philippe F. Courtot	—	Cash Incentive	45,000	112,500	112,500	—	—		—	—	—	—	—
Joo Mi Kim	—	Cash Incentive	71,500	178,750	178,750	—	—		—	—	—	—	—
	10/28/21	Time-based RSUs	—	—	—	—	—		—	33,100	—	—	3,973,986
	10/28/21	PRSUs	—	—	—	—	4,729	(6)	9,458	—	—	—	567,764
Allan Peters	—	Cash Incentive	121,613	194,332	275,582	—	—		—	—	—	—	—
	8/3/21	Time-based RSUs	—	—	—	—	—		—	29,215	—	—	3,046,540
	10/28/21	PRSUs	—	—	—	—	3,638	(6)	7,276	—	—	—	436,778
Bruce K. Posey	—	Cash Incentive	67,500	168,750	168,750	—	—		—	—	—	—	—
	10/28/21	Time-based RSUs	—	—	—	—	—		—	20,779	—	—	2,494,727
	10/28/21	PRSUs	—	—	—	—	2,969	(6)	5,938	—	—	—	356,458

(1)	Time-based RSUs and PRSUs were granted under our 2012 Equity Incentive Plan.

(2)

For our named executive officers other than Mr. Peters, the amounts reported represent cash incentive compensation opportunities under our 2021 Corporate Bonus Plan. For Mr. Peters, the amount reported represents the cash incentive compensation opportunity under his individualized 2021 sales incentive compensation plan.

(3)

Amounts reported in this column represent the grant date fair value of stock awards, calculated in accordance with FASB ASC Topic 718. The fair value of each RSU award is measured based on the closing price of our common stock on the date of grant, excluding the impact of estimated forfeitures related to service-based vesting conditions. The fair value of each PRSU award is based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. Pursuant to FASB ASC Topic 718, the accounting grant date for each PRSU award is the date the performance metrics are approved by the Compensation and Talent Committee and communicated to the employee. As discussed above in the “Compensation Discussion and Analysis” section, the performance metrics for the second and third tranches of the PRSU awards granted to our named executive officers in October 2021 have not been established. As a result, there is no reportable grant date fair value under FASB ASC Topic 718 for such tranches, and they are not included in this table.

(4)

For our named executive officers other than Mr. Peters, the amounts reported in this column represent the payout under our 2021 Corporate Bonus Plan based on the minimum amounts payable for certain levels of performance for all three performance measures. Payout could be zero if performance is below minimum levels for all three measures. For Mr. Peters, $113,082 of the amount reported was guaranteed under his individualized 2021 sales incentive compensation plan.

(5)

This PRSU award was granted at target on the grant date. Subject to continued service through the date that performance is certified, the number of shares that will vest under this PRSU award will vary from 0% to 200% of target based on the compound annual growth rate of the Company’s revenues for a three-year period from January 2021 through December 2023 and the compound annual growth rate of free cash flow per share for the same three-year period.

(6)

This PRSU award was granted at target on the grant date. As discussed above in the “Compensation Discussion and Analysis” section, the number of shares subject to this PRSU award represents the first of three tranches of a multi-year PRSU award that was approved by the Compensation and Talent Committee. Subject to continued service through the date that performance is certified, the number of shares that will vest under this PRSU award will vary from 0% to 200% of target based on the annual growth rate of the Company’s revenues and the Company’s achievement of Adjusted EBITDA margin targets for 2022, except that vesting and release of this PRSU award is capped at 100% of target performance for 2022, with cumulative achievement over 100% to be vested and released at the end of 2024. Because the performance metrics for the second and third tranches of the PRSU awards granted to our named executive officers in October 2021 have not been established, there is no reportable grant date fair value under FASB ASC Topic 718 for such tranches, and they are not included in this table. Accordingly, the reported grant date fair value of this PRSU award differs from the award value approved by our Compensation and Talent Committee.

Outstanding Equity Awards at 2021 Year-End Table

The following table presents information regarding stock options held by our named executive officers as of December 31, 2021.

	Option Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Sumedh S. Thakar	4/28/2016	4/28/2016	136,000	(2)	—	25.56	4/27/2026
	7/30/2015	7/30/2015	50,000	(2)	—	37.28	7/29/2025
	10/30/2014	10/30/2014	75,000	(2)	—	30.58	10/29/2024
	8/1/2014	6/1/2014	50,000	(2)	—	23.51	7/31/2024
	5/2/2014	5/2/2014	10,011	(2)	—	19.26	5/1/2024
Bruce K. Posey	4/28/2016	4/28/2016	36,300	(2)	—	25.56	4/27/2026
	6/6/2012	5/21/2012	29,244	(2)	—	8.90	6/5/2022

(1)	All stock options referenced in this table were granted under our 2012 Equity Incentive Plan.

(2)	Each of these options was fully vested as of December 31, 2021.

The following table presents information regarding stock awards held by our named executive officers as of December 31, 2021.

	Stock Awards(1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)(4)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)(3)
Sumedh S. Thakar	10/28/2021	—		—	13,096	(5)	1,797,033
	10/28/2021	39,288	(6)	5,391,099	—		—
	4/27/2021	—		—	9,671	(7)	1,327,055
	4/27/2021	8,463	(8)	1,161,293	—		—
	10/27/2020	60,810	(9)	8,344,348	—		—
	10/24/2019	41,107	(10)	5,640,703	—		—
	10/25/2018	16,776	(11)	2,302,003	—		—
Joo Mi Kim	10/28/2021	—		—	4,729	(5)	648,913
	10/28/2021	33,100	(6)	4,541,982	—		—
	10/27/2020	7,602	(9)	1,043,146	—		—
	7/29/2020	26,053	(12)	3,574,993	—		—
Allan Peters	10/28/2021	—		—	3,638	(5)	499,206
	8/3/2021	29,215	(13)	4,008,882	—		—
Bruce K. Posey	10/28/2021	—		—	2,969	(5)	407,406
	10/28/2021	20,779	(6)	2,851,294	—		—
	10/27/2020	24,324	(9)	3,337,739	—		—
	10/24/2019	17,432	(10)	2,392,019	—		—
	10/25/2018	5,867	(11)	805,070	—		—

(1)	All stock awards referenced in this table were granted under our 2012 Equity Incentive Plan.

(2)	Stock awards in this column consist of unvested time-based RSUs.

(3)

Values reported were computed by multiplying (i) $137.22, the closing price on the Nasdaq Stock Market of our common stock on December 31, 2021, the last business day of fiscal 2021, by (ii) the number of shares or units of stock.

(4)	Stock awards in this column consist of unvested PRSUs. Amounts reported are based on target performance measures.

(5)

As discussed above in the “Compensation Discussion and Analysis” section, the number of shares subject to this PRSU award represents the first of three tranches of a multi-year PRSU award with one-year performance periods covering the calendar years 2022, 2023, and 2024, respectively. Subject to continued service, each tranche will become eligible to vest based on the annual growth rate of the Company’s revenues and the Company’s adjusted EBITDA margin for the applicable performance period, except that vesting and release of the PRSUs is capped at 100% of target performance in each of the first two years of the performance period, with cumulative achievement over 100% to be vested and released at the end of the third year of the performance period. Because the performance metrics for the second and third tranches of the PRSUs have not been established, such awards are not considered granted or outstanding under FASB ASC Topic 718 and are not included in this table.

(6)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on February 1, 2022.

(7)

Subject to continued service through the date that performance is certified, the number of shares that will vest under this PRSU award will vary from 0% to 200% of target based on the compound annual growth rate of the Company’s revenues for a three-year period from January 2021 through December 2023 and the compound annual growth rate of free cash flow per share for the same three-year period.

(8)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on August 1, 2021.

(9)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on February 1, 2021.

(10)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on February 1, 2020.

(11)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on February 1, 2019.

(12)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on October 1, 2020.

(13)	The RSUs vest over four years, with 25% of the RSUs vesting on June 1, 2022, and the remaining RSUs vesting quarterly in equal installments thereafter.

Option Exercises and Stock Vested in 2021 Table

The following table sets forth the number of shares of common stock acquired during 2021 by our named executive officers upon the exercise of stock options and the vesting of restricted stock unit awards and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Sumedh S. Thakar	56,500	6,487,418	86,814	10,256,705

Philippe F. Courtot	347,600	15,633,280	224,204	24,246,231

Joo Mi Kim	—	—	12,006	1,335,567

Allan Peters	—	—	—	—

Bruce K. Posey	56,000	5,873,840	27,709	3,268,378

(1)

The value realized upon exercise was determined by multiplying (i) the number of shares of our common stock acquired on exercise by (ii) the difference between the closing price per share on the Nasdaq Stock Market of our common stock on the day of exercise and the exercise price per share.

(2)

The value realized upon vesting was determined by multiplying (i) the number of shares of our common stock acquired on vesting by (ii) the closing price per share on the Nasdaq Stock Market of our common stock on the day of vesting.

Pension Benefits & Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and no named executive officers participated in a nonqualified deferred compensation plan during 2021.

Potential Payments Upon Termination or Change in Control

Sumedh S. Thakar Equity Award Agreements

Mr. Thakar was granted (i) on October 25, 2018, an award of 67,104 RSUs, with a vesting commencement date of November 1, 2018, which was his annual refresh award for 2019, (ii) on October 24, 2019, an award of 82,214 RSUs with a vesting commencement date of November 1, 2019, which was his annual refresh award for 2020, (iii) on October 27, 2020, an award of 81,079 RSUs with a vesting commencement date of November 1, 2020, which was his annual refresh award for 2021. These awards, which were each granted pursuant to the 2012 Plan and an individual RSU agreement thereunder, are scheduled to vest in equal quarterly installments over four years following the applicable vesting commencement date, subject in each case to Mr. Thakar’s continued service through each such date. If, within 12 months following a “change in control” (as defined in the 2012 Plan) of Qualys, Mr. Thakar’s employment is terminated by Qualys other than for “cause” (as defined in the respective RSU agreement), death or disability, or he resigns for “good reason” (as defined in the respective RSU agreement), then, in each case, subject to the execution of a release of claims, 50% of the then-unvested portion of each award set forth above will accelerate. If Mr. Thakar’s employment is terminated by reason of death or disability, 100% of the then-unvested portion of each award set forth above will accelerate.

The vesting acceleration provisions described above (other than the vesting acceleration upon a termination due to death or disability) were superseded by the severance and change of control policy for our CEO approved by our board of directors in April 2021, which is described below in the section entitled “—Severance and Change of Control Policies.”

In addition, Mr. Thakar was granted (i) on April 27, 2021, an award of 9,671 RSUs, with a vesting commencement date of May 1, 2021, (ii) on April 27, 2021, an award of PRSUs (covering a target number of 9,671 PRSUs) that are scheduled to vest based on achievement of goals related to revenue growth for a three-year period from January 2021 through December 2023 and free cash flow per share growth for the same three-year period, (iii) on October 28, 2021, an award of 39,288 RSUs, with a vesting commencement date of November 1, 2021, and (iv) on October 28, 2021, an award of PRSUs (covering a target number of 39,288 PRSUs) that are scheduled to vest based on achievement of goals related to the revenue growth for a three-year period from January 2022 through December 2024 and Adjusted EBITDA margin targets for the applicable year in the same three-year period. Each award is subject to the vesting acceleration provisions in the severance and change of control policy for our CEO. If Mr. Thakar’s employment is terminated by reason of death or disability, then 100% of the then-unvested RSUs will accelerate, and for any PRSUs as to which the achievement of the relevant performance goals has not yet been certified, 100% of the target number of PRSUs will accelerate.

Philippe F. Courtot Equity Award Agreements

Mr. Courtot was granted on December 21, 2018, an award consisting of (i) 56,250 RSUs with a vesting commencement date of January 1, 2019, (ii) PRSUs (covering a target number of 33,089 PRSUs) that were scheduled to vest based on achievement of goals related to revenue growth for a three-year period from January 2019 through December 2021 and adjusted EBITDA margin for the 2021 fiscal year, subject to Mr. Courtot’s continued service, and (iii) PRSUs (covering a target number of 33,088 PRSUs) that were scheduled to vest in three increments based on the achievement of goals related to revenue growth and adjusted EBITDA margin for each of the 2019, 2020 and 2021 fiscal years, subject to Mr. Courtot’s continued service. The 56,250 RSUs were scheduled to vest in equal quarterly increments over four years following the vesting commencement date, subject to Mr. Courtot’s continued service through each such date. This award of RSUs and PRSUs represented his annual refresh award for 2019 and was granted pursuant to the 2012 Plan and an individual RSU agreement thereunder.

Mr. Courtot was granted on November 2, 2019, (i) an award of 48,683 RSUs with a vesting commencement date of December 1, 2019, and (ii) performance-based options covering a total of 123,856 shares at the target level of performance (or 247,712 shares at the maximum level of performance). These awards together represented his annual refresh award for 2020. Each of these awards were granted pursuant to the 2012 Plan and an individual RSU or stock option agreement thereunder. The 48,683 RSUs were scheduled to vest in equal quarterly increments over four years following the vesting commencement date, subject to Mr. Courtot’s continued service through each such date. The performance-based options were scheduled to vest based on the compound annual growth rate of revenues for a three-year period from January 2020 through December 2022 and the compound annual growth rate of free cash flow per share for the same three-year period, subject to Mr. Courtot’s continued service through the date that performance is certified.

Mr. Courtot was granted on December 10, 2020, (i) an award of 69,401 RSUs with a vesting commencement date of November 1, 2020, and (ii) performance-based options covering a total of 223,744 shares at the target level of performance (or 447,488 shares at the maximum level of performance). These awards together represented his annual refresh award for 2021 and were granted pursuant to the 2012 Plan and an individual RSU or stock option agreement thereunder. The 69,401 RSUs were scheduled to vest in equal quarterly increments over four years following the vesting commencement date, subject to Mr. Courtot’s continued service through each such date. The performance-based options were scheduled to vest based on the compound annual growth rate of revenues for a three-year period from January 2021 through December 2023 and the compound annual growth rate of free cash flow per share for the same three-year period, subject to Mr. Courtot’s continued service through the date that performance is certified.

The awards described above provided that if Mr. Courtot’s employment was terminated by reason of death or disability, then 100% of the then-unvested RSUs, 100% of the target number of PRSUs, and 100% of the target number of shares subject to the performance-based options would accelerate.

The Compensation and Talent Committee of our board of directors determined that Mr. Courtot’s termination of employment on March 19, 2021 was a termination on account of disability. In accordance with the foregoing award agreements, the outstanding and unvested portion of the awards was 100% fully accelerated (in the case of the PRSUs and performance-based options, at target levels) as of the date of his termination of employment. Based on $100.77 per share, which was the closing price per share on the Nasdaq Stock Market of our common stock on March 19, 2021, and minus the aggregate exercise price for stock options, the total value of this accelerated vesting was $20,715,894.

Joo Mi Kim Equity Award Agreements and Offer Letter

Ms. Kim was granted (i) on July 29, 2020, an award of 37,894 RSUs with a vesting commencement date of July 1, 2020, which was her new hire award for 2020, and (ii) on October 27, 2020, an award of 10,135 RSUs with a vesting commencement date of November 1, 2020, which was her annual refresh award for 2021. These awards, which were each granted pursuant to the 2012 Plan and an individual RSU agreement thereunder, are scheduled to vest in equal quarterly installments over four years following the applicable vesting commencement date, subject in each case to Ms. Kim’s continued service through each such date.

If, within 12 months following a “change in control” (as defined in the 2012 Plan) of Qualys, Ms. Kim’s employment is terminated by Qualys other than for “cause” (as defined in the respective RSU agreement), death or disability, or she resigns for “good reason” (as defined in the respective RSU agreement), then, in each case, 100% of the then-unvested portion of each award will accelerate, pursuant to her offer letter agreement dated May 21, 2020 and the respective RSU agreements). If Ms. Kim’s employment is terminated by reason of death or disability, 100% of the then-unvested portion of the award set forth in clause (ii) above will accelerate.

In addition, pursuant to Ms. Kim’s offer letter agreement, if her employment is terminated by Qualys without cause, she will be entitled to severance equal to 4 months of her base salary, subject to her entering into a separation agreement with and a general release of claims in favor of Qualys.

The severance and vesting acceleration provisions described above (other than the vesting acceleration upon a termination due to death or disability) were superseded by the severance and change of control policy for our non-CEO named executive officers approved by our board of directors in October 2021, which is described below in the section entitled “—Severance and Change of Control Policies.”

In addition, Ms. Kim was granted on October 28, 2021, (i) an award of 33,100 RSUs, with a vesting commencement date of November 1, 2021 and (ii) an award of PRSUs (covering a target number of 14,186 PRSUs) that are scheduled to vest based on achievement of goals related to the revenue growth for a three-year period from January 2022 through December 2024 and Adjusted EBITDA margin targets for the applicable year in the same three-year period. Each award is subject to the vesting acceleration provisions in the severance and change of control policy for our non-CEO named executive officers. If Ms. Kim’s employment is terminated by reason of death or disability, then 100% of the then-unvested RSUs will accelerate, and for any PRSUs as to which the achievement of the relevant performance goals has not yet been certified, 100% of the target number of PRSUs will accelerate.

Allan Peters Equity Award Agreement and Offer Letter

Mr. Peters was granted on August 3, 2021, an award of 29,215 RSUs, with a vesting commencement date of November 1, 2021. If, within 12 months following a “change in control” (as defined in the 2012 Plan) of Qualys, Mr. Peters’ employment is terminated by Qualys other than for “cause” (as defined in the RSU agreement), death or disability, or he resigns for “good reason” (as defined in the RSU agreement), then 50% of the then-unvested portion of the award would accelerate, pursuant to his offer letter agreement dated April 26, 2021 and the RSU agreement).

In addition, pursuant to Mr. Peters’ offer letter agreement, if his employment is terminated by Qualys without cause in the first year of his employment, he would be entitled to severance equal to 3 months of his base salary, subject to his entering into a separation agreement with and a general release of claims in favor of Qualys.

The severance and vesting acceleration provisions described above were superseded by the severance and change of control policy for our non-CEO named executive officers approved by our board of directors in October 2021, which is described below in the section entitled “—Severance and Change of Control Policies.”

In addition, Mr. Peters was granted on October 28, 2021, an award of PRSUs (covering a target number of 10,914 PRSUs) that are scheduled to vest based on achievement of goals related to the revenue growth for a three-year period from January 2022 through December 2024 and Adjusted EBITDA margin targets for the applicable year in the same three-year period. The award is subject to the vesting acceleration provisions in the severance and change of control policy for our non-CEO named executive officers. If Mr. Peters’s employment is terminated by reason of death or disability, then for any PRSUs as to which the achievement of the relevant performance goals has not yet been certified, 100% of the target number of PRSUs will accelerate.

Bruce K. Posey Equity Award Agreements

Mr. Posey was granted (i) on October 25, 2018, an award of 23,468 RSUs, with a vesting commencement date of November 1, 2018, which was his annual refresh award for 2019, (ii) on October 24, 2019, an award of 34,864 RSUs with a vesting commencement date of November 1, 2019, which was his annual refresh award for 2020, and (iii) on October 27, 2020, an award of 32,432 RSUs with a vesting commencement date of November 1, 2020, which was his annual refresh award for 2021. These awards, which were each granted pursuant to the 2012 Plan and an individual RSU agreement thereunder, are scheduled to vest in equal quarterly installments over four years following the applicable vesting commencement date, subject in each case to Mr. Posey’s continued service through each such date.

If, within 12 months following a “change in control” (as defined in the 2012 Plan) of Qualys, Mr. Posey’s employment is terminated by Qualys other than for “cause” (as defined in the respective RSU agreement), death or disability, or he resigns for “good reason” (as defined in the respective RSU agreement), then, in each case, subject to the execution of a release of claims, 50% of the then-unvested portion of each award set forth above will accelerate. If Mr. Posey’s employment is terminated by reason of death or disability, 100% of the then-unvested portion of each award set forth above will accelerate.

The vesting acceleration provisions described above (other than the vesting acceleration upon a termination due to death or disability) were superseded by the severance and change of control policy for our non-CEO named executive officers approved by our board of directors in October 2021, which is described below in the section entitled “—Severance and Change of Control Policies.”

In addition, Mr. Posey was granted on October 28, 2021, (i) an award of 20,779 RSUs, with a vesting commencement date of November 1, 2021 and (ii) an award of PRSUs (covering a target number of 8,906 PRSUs) that are scheduled to vest based on achievement of goals related to the revenue growth for a three-year period from January 2022 through December 2024 and Adjusted EBITDA margin targets for the applicable year in the same three-year period. Each award is subject to the vesting acceleration provisions in the severance and change of control policy for our non-CEO named executive officers. If Mr. Posey’s employment is terminated by reason of death or disability, then 100% of the then-unvested RSUs will accelerate, and for any PRSUs as to which the achievement of the relevant performance goals has not yet been certified, 100% of the target number of PRSUs will accelerate.

Severance and Change of Control Policies

Our board of directors approved (i) a severance and change of control policy for our CEO in April 2021, and (ii) for our other named executive officers in October 2021. The severance and change of control benefits under these policies supersede any prior agreement or arrangement the named executive officers may have had with us that provided for severance and/or change in control payments or benefits.

Under these policies, in the event of a qualifying termination of the employment of a named executive officer (other than Mr. Courtot) that is not in connection with a change in control, the named executive officer will receive the following benefits:

•

severance pay equal to (i) in the case of Mr. Thakar, 12 months of his annual base salary, or (ii) in the case of each of the other named executive officers, (A) 3 months of the named executive officer’s annual base salary, if he or she has been employed by us for less than 1 year, (B) 6 months of the named executive officer’s annual base salary, if he or she has been employed by us for at least 1 year but not more than 5 years, or (C) 9 months of the named executive officer’s annual base salary, if he or she has been employed by us for more than 5 years; and

•

payment or reimbursement of premiums for coverage under COBRA for the named executive officer and his or her eligible dependents, if any, for up to the number of months of annual base salary that the named executive officer is entitled to receive under the previous bullet or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law.

In the event of a qualifying termination of the employment of a named executive officer (other than Mr. Courtot) in connection with a change in control, the named executive officer will receive the following benefits:

•	severance pay equal to 100% (or in Mr. Thakar’s case, 150%) of the named executive officer’s annual base salary and target annual bonus;

•

payment or reimbursement of premiums for coverage under COBRA for the named executive officer and his or her eligible dependents, if any, for up to 12 months (or in Mr. Thakar’s case, 18 months) or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and

•

accelerated vesting and exercisability as to 100% of any then-unvested equity awards (including any Overperformance Amount), with performance-based equity awards vesting at target levels of performance for future performance periods. The payout will include already achieved cumulative performance over 100% up to the end of the prior performance period.

Estimated Payments Upon Termination or Change in Control

The following table provides an estimate of the payments and benefits that would be provided in the circumstances described above for each of the named executive officers, assuming the triggering event took place on December 31, 2021 (the last business day of 2021) and based on the $137.22 closing price per share of our common stock on the Nasdaq Stock Market on that date. A number of factors may affect the nature and amount of any potential payments or benefits, and as a result, the payments and benefits actually paid (if any) may be different. For example, a triggering event may occur on a date other than December 31, 2021, the price per share of our common stock on the date of the triggering event may be higher or lower than $137.22 or the assumptions relied upon in the estimate of potential payments and benefits below may not reflect the actual circumstances of the triggering event. Accordingly, there is no guarantee that a triggering event would produce the same or similar results as those estimated below.

		Upon a Qualifying Termination of Employment(1)
Name	Type of Benefit	Not in Connection With a Change of Control ($)	In Connection With a Change of Control ($)	Upon Disability or Death ($)
Sumedh S. Thakar	Vesting Acceleration	—	29,557,600	29,557,600
	Cash Severance	550,000	1,650,000	—
	COBRA Payments	27,995	41,992	—

	Total Termination Benefits	577,995	31,249,592	29,557,600
Joo Mi Kim	Vesting Acceleration	—	11,106,724	7,531,731
	Cash Severance	205,000	615,000	—
	COBRA Payments	4,485	8,969	—

	Total Termination Benefits	209,485	11,730,693	7,531,731
Allan Peters	Vesting Acceleration	—	5,506,501	1,497,619
	Cash Severance	81,250	650,000	—
	COBRA Payments	7,453	29,814	—

	Total Termination Benefits	88,703	6,186,315	1,497,619

		Upon a Qualifying Termination of Employment(1)
Name	Type of Benefit	Not in Connection With a Change of Control ($)	In Connection With a Change of Control ($)	Upon Disability or Death ($)
Bruce K. Posey	Vesting Acceleration	—	10,608,204	10,608,204
	Cash Severance	270,000	540,000	—
	COBRA Payments	20,996	27,995	—

	Total Termination Benefits	290,996	11,176,199	10,608,204
(1)

The amounts listed represent the severance and vesting acceleration benefits described above in the section entitled “Potential Payments Upon Termination or Change in Control” as of December 31, 2021. For RSUs and PRSUs, the value of such vesting acceleration is computed by multiplying (i) the number of shares of our common stock subject to the RSUs or PRSUs that are being accelerated (at target for PRSUs) by (ii) the closing sales price per share of our common stock on December 31, 2021 ($137.22).

CEO Pay Ratio

Under SEC rules, we are required to provide the following information regarding the relationship between the annual total compensation of Mr. Thakar, our Chief Executive Officer as of the date we selected to identify the median employee, and the median annual total compensation of our employees (other than Mr. Thakar) for fiscal 2021:

1.	The median of the annual total compensation of all employees (other than Mr. Thakar) of the Company (including our consolidated subsidiaries) was $38,519.

2.	Mr. Thakar’s annual total compensation, as reported in the 2021 Summary Compensation Table included in this proxy statement, was $9,396,664.

3.	Based on the above, for 2021, the ratio of Mr. Thakar’s annual total compensation to the median of the annual total compensation of all employees other than Mr. Thakar was approximately 244 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. We determined the median of the annual total compensation of our employees (other than Mr. Thakar) as of December 31, 2021, at which time we (including our consolidated subsidiaries) had 1,823 full-time, part-time, and temporary employees, 447 of whom are U.S. employees, and 1,376 (or approximately 75% of our total employee population) of whom are located outside of the United States (6 in Australia, 3 in Brazil, 11 in Canada, 1 in Colombia, 1 in the Czech Republic, 35 in France, 12 in Germany, 4 in Hong Kong, 1,217 in India, 9 in Italy, 3 in Japan, 2 in Mexico, 9 in the Netherlands, 2 in the Philippines, 5 in Poland, 3 in Russia, 6 in Singapore, 2 in South Africa, 6 in Spain, 1 Saudi Arabia, 8 in the United Arab Emirates, and 30 in the United Kingdom).

In accordance with the permitted methodology for determining the “median employee”, we re-identified the “median employee” for the 2021 fiscal year due to the change in employee population. We excluded all non-U.S. employees (other than those located in France, Germany, India, and the United Kingdom) from our calculations under the de minimis exclusion to the extent the aggregate did not exceed 5% of our total employee population. We then compared the base salaries paid, bonuses earned, and equity awards granted to our 1,741 employees in the U.S., France, Germany, India, and the United Kingdom (which consisted of 447 U.S. employees and 1,294 non-U.S. employees) in 2021 to determine the median employee. Once we identified our median employee, we calculated the employee’s annual total compensation as though the median employee was reported in the 2021 Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of SEC

Regulation S-K, yielding the median annual total compensation disclosed above. With respect to the annual total compensation of Mr. Thakar, we used the amount reported in the “Total” column in the 2021 Summary Compensation Table included in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 11, 2022 for:

•	each of our named executive officers;

•	each of our directors;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 38,860,012 shares of common stock outstanding at April 11, 2022. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable within 60 days of April 11, 2022. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Qualys, Inc., 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Named Executive Officers:
Sumedh S. Thakar (1)	363,564	*
Philippe F. Courtot	—	—
Joo Mi Kim (2)	17,067	*
Allan Peters (3)	7,304	—
Bruce K. Posey (4)	61,970	*
Non-Employee Directors:
Sandra E. Bergeron (5)	26,348	*
William Berutti	—	—
Jeffrey P. Hank (6)	23,504	*
Gen. Peter Pace (7)	13,862	*
Wendy M. Pfeiffer (8)	7,059	*
Kristi M. Rogers (9)	26,848	*
John Zangardi (10)	3,293	*
All current directors and executive officers as a group (11 persons) (11)	550,819	1.4%
5% Stockholders:
BlackRock, Inc. (12)	3,988,849	10.3%
Philippe Courtot Family Trust (13)	3,539,054	9.1%
The Vanguard Group (14)	3,379,253	8.7%
Neuberger Berman Group LLC (15)	2,245,048	5.8%

*	Represents beneficial ownership of less than 1%.

(1)

Consists of (i) 31,994 shares of common stock held by Mr. Thakar, (ii) 17,459 shares of common stock issuable upon vesting of RSUs within 60 days of April 11, 2022, and (iii) 314,111 shares of common stock subject to stock options exercisable within 60 days of April 11, 2022.

(2)	Consists of (i) 14,365 shares of common stock held by Ms. Kim and (ii) 2,702 shares of common stock issuable upon vesting of RSUs within 60 days of April 11, 2022.

(3)	Consists of 7,304 shares of common stock issuable upon vesting of RSUs within 60 days of April 11, 2022.

(4)

Consists of (i) 10,454 shares of common stock held by Mr. Posey, (ii) 6,972 shares of common stock issuable upon vesting of RSUs within 60 days of April 11, 2022, and (iii) 44,544 shares of common stock subject to stock options exercisable within 60 days of April 11, 2022.

(5)	Consists of (i) 24,346 shares of common stock held by Ms. Bergeron and (ii) 2,002 shares of common stock issuable upon vesting of RSUs within 60 days of April 11, 2022.

(6)

Consists of (i) 9,502 shares of common stock held by Mr. Hank, (ii) 2,002 shares of common stock issuable upon vesting of RSUs within 60 days of April 11, 2022, and (iii) 12,000 shares of common stock subject to stock options exercisable within 60 days of April 11, 2022.

(7)	Consists of (i) 11,860 shares of common stock held by Gen. Pace and (ii) 2,002 shares of common stock issuable upon vesting of RSUs within 60 days of April 11, 2022.

(8)	Consists of (i) 5,057 shares of common stock held by Ms. Pfeiffer and (ii) 2,002 shares of common stock issuable upon vesting of RSUs within 60 days of April 11, 2022.

(9)

Consists of (i) 1,846 shares of common stock held by Ms. Rogers, (ii) 2,002 shares of common stock issuable upon vesting of RSUs within 60 days of April 11, 2022, and (iii) 23,000 shares of common stock subject to stock options exercisable within 60 days of April 11, 2022.

(10)	Consists of (i) 1,291 shares of common stock held by Dr. Zangardi and (ii) 2,002 shares of common stock issuable upon vesting of RSUs within 60 days of April 11, 2022.

(11)

Includes (i) 46,449 shares of common stock issuable upon vesting of RSUs within 60 days of April 11, 2022, and (ii) 393,655 shares of common stock subject to stock options exercisable within 60 days of April 11, 2022.

(12)

According to the information reported by BlackRock, Inc. (“BlackRock”) on a Schedule 13G/A filed on January 28, 2022, BlackRock beneficially owns an aggregate of 3,988,849 shares of common stock, which consists of (i) 3,944,053 shares as to which it has sole voting power and (ii) 3,988,849 shares as to which it has sole dispositive power. The principal address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(13)

According to the information reported by the Philippe Courtot Family Trust (“PCFT”) on a Schedule 13G filed on February 8, 2022, PCFT beneficially owns an aggregate of 3,539,054 shares of common stock and has sole voting and dispositive power over such shares. The principal address of PCFT is 1409 Montgomery St., San Francisco, CA 94133.

(14)

According to the information reported by The Vanguard Group (“Vanguard”) on a Schedule 13G/A filed on February 10, 2022, Vanguard beneficially owns an aggregate of 3,379,253 shares of common stock, which consists of (i) 65,281 shares as to which it has shared voting power, (ii) 3,285,083 shares as to which it has sole dispositive power, and (iii) 94,170 shares as to which it has shared dispositive power. The principal address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(15)

According to the information reported by Neuberger Berman Group LLC (“Neuberger”) on a Schedule 13G/A filed on February 14, 2022, Neuberger beneficially owns an aggregate of 2,245,048 shares of common stock, which consists of (i) 2,222,481 shares as to which it has shared voting power and (ii) 2,245,048 shares as to which it has shared dispositive power. The principal address of Neuberger is 1290 Avenue of the Americas, New York, NY 10104.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since January 1, 2021, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Certain Family Relationships

In 2021, Nicolas Courtot, son of Philippe Courtot, our former Chief Executive Officer, was employed by us as VP, Brand & Creative until August 30, 2021. During 2021, Nicolas Courtot earned total compensation of $269,620, consisting of base salary, bonus and equity compensation. In addition, Nicolas Courtot participated in our employee benefit plans and arrangements which are generally made available to other employees at his level, including employee equity incentive and benefit plans, including health, vacation, Section 401(k) retirement savings plans and insurance plans. The compensation of Nicolas Courtot was established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities.

The agreements and transactions described under this section were reviewed and approved or ratified by our Audit and Risk Committee in accordance with our related party transaction policy described below.

Policies and Procedures for Related Party Transactions

Our Audit and Risk Committee has the primary responsibility for reviewing and approving or ratifying transactions with related parties.

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, any person or entity known to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest (each, a “Related Party”), are/is not permitted to enter into a “Related Party Transaction” with us without the consent of our Audit and Risk Committee. For the purposes of this policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect material interest (including any transactions requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act), other than transactions available to all U.S. employees of the Company.

In determining whether to approve a Related Party Transaction, our Audit and Risk Committee is to consider the relevant facts and circumstances available and deemed relevant to the committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the Related Party’s interest in the transaction.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2021, all Section 16(a) filing requirements were satisfied on a timely basis, except (i) on July 7, 2021, each of Joo Mi Kim and Saikat Paul filed a late Form to report the withholding of shares to cover taxes in connection with the vesting of RSUs that occurred on July 1, 2021, (ii) on August 20, 2021, the Philippe Courtot Family Trust filed a late Form 3, and (iii) on September 29, 2021, the Philippe Courtot Family Trust filed a late Form 4 to report one transaction that occurred on September 24, 2021.

2021 Annual Report and SEC Filings

Our financial statements for the fiscal year ended December 31, 2021 are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at www.qualys.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Qualys, Inc., 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404.

*        *        *

Our board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Foster City, California

April 21, 2022

APPENDIX A

QUALYS, INC.

2012 EQUITY INCENTIVE PLAN

(as amended restated and extended at the 2022 Annual General Meeting)

1.    Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2.    Definitions. As used herein, the following definitions will apply:

(a)    “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)    “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d)    “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e)    “Board” means the Board of Directors of the Company.

(f)    “Change in Control” means the occurrence of any of the following events:

(i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g)    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h)    “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(i)    “Common Stock” means the common stock of the Company.

(j)    “Company” means Qualys, Inc., a Delaware corporation, or any successor thereto.

(k)    “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l)    “Director” means a member of the Board.

(m)    “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(n)    “Effective Date” means the date of the 2022 Annual General Meeting of the Company’s stockholders.

(o)    “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)    “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(r)    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)    In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(s)    “Fiscal Year” means the fiscal year of the Company.

(t)    “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u)    “Inside Director” means a Director who is an Employee.

(v)    “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x)    “Option” means a stock option granted pursuant to the Plan.

(y)    “Outside Director” means a Director who is not an Employee.

(z)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa)    “Participant” means the holder of an outstanding Award.

(bb)    “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(cc)    “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(dd)    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ee)    “Plan” means this 2012 Equity Incentive Plan, as amended and restated.

(ff)    “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(gg)    “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(hh)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii)    “Section 16(b)” means Section 16(b) of the Exchange Act.

(jj)    “Service Provider” means an Employee, Director or Consultant.

(kk)    “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(ll)    “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(mm)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.    Stock Subject to the Plan.

(a)    Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, as of the Effective Date, the maximum aggregate number of Shares that may be issued under the new Plan amended and restated at the 2022 Annual General Meeting is (i) 3,300,000 Shares, plus (ii) any Shares subject to Awards under the previous version of this Plan that had been in place prior to the

Effective Date (the “Existing Plan”) that, on or after the date the Effective Date, expire or otherwise terminate without having been exercised in full, or that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan as a result of clause (ii) equal to 2,712,691, minus (iii) any Shares subject to Awards granted under the Existing Plan after March 31, 2022, but before the Effective Date. For clarity, Shares used to pay the exercise price of an award granted under the Existing Plan or to satisfy the tax withholding obligations related to an award granted under the Existing Plan will not be added to the Plan pursuant to clause (ii) of the previous sentence. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)    [REDACTED].

(c)    Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, all Shares granted (i.e., the gross Shares granted) pursuant to a Stock Appreciation Right will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

(d)    Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.    Administration of the Plan.

(a)    Procedure.

(i)    Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)    Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)    Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)    Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)    Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)    to determine the Fair Market Value;

(ii)    to select the Service Providers to whom Awards may be granted hereunder;

(iii)    to determine the number of Shares to be covered by each Award granted hereunder;

(iv)    to approve forms of Award Agreements for use under the Plan;

(v)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)    to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)    to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(viii)    to modify or amend each Award (subject to Sections 5 and 18 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(ix)    to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 14 of the Plan;

(x)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)    to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xii)    to make all other determinations deemed necessary or advisable for administering the Plan.

(c)    Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.    Eligibility & Limitations.

(a)    Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

(b)    Limitations.

(i)    Outside Director Limitations. No Outside Director may, in any Fiscal Year, be paid cash compensation and granted Awards with an aggregate value (determined under GAAP with respect to Awards) greater than $1,000,000, except that such limit will be increased to $2,000,000 in the Fiscal Year of his or her initial service as an Outside Director. Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purpose of this limitation.

(ii)    Dividends and Other Distributions. No dividends or other distributions shall be paid with respect to any Shares underlying any unvested portion of an Award.

(iii)    Change in Control. Notwithstanding Sections 4 and/or 13(c), the Administrator may not exercise discretion in a Change in Control to accelerate the vesting of Awards. For clarity, the exercise discretion does not include automatic acceleration for Awards not assumed in Section 13(c), Outside Director Awards set forth in Section 13(d) and any accelerated vesting terms set forth in an Award Agreement, a contract or a policy.

(iv)    No Exchange Programs. The Administrator may not implement an Exchange Program.

(v)    No Section 4999 Excise Tax Gross-Up. The Administrator may not provide for any tax gross up payment to any Participant, or otherwise provide any Participant with a right to indemnification or reimbursement, for any excise tax imposed by Section 4999 of the Code or any similar law.

6.    Stock Options.

(a)    Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b)    Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)    Option Exercise Price and Consideration.

(i)    Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)    In the case of an Incentive Stock Option

(A)    granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)    granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)    In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3)    Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)    Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)    Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d)    Exercise of Option.

(i)    Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)    Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)    Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)    Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7.    Restricted Stock.

(a)    Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)    Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)    Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)    Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)    Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)    Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)    Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h)    Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8.    Restricted Stock Units.

(a)    Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b)    Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(c)    Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)    Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)    Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9.    Stock Appreciation Rights.

(a)    Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)    Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c)    Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d)    Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)    Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f)    Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)    The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)    The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.    Performance Units and Performance Shares.

(a)    Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b)    Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)    Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)    Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e)    Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)    Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11.    Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

12.    Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

13.    Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Section 3 of the Plan.

(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)    Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d)    Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock

Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

14.    Tax.

(a)    Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)    Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c)    Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

15.    No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

16.    Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

17.    Term of Plan. Subject to Section 21 of the Plan, the Plan will become effective upon the Effective Date. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 18 of the Plan.

18.    Amendment and Termination of the Plan.

(a)    Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)    Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)    Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19.    Conditions Upon Issuance of Shares.

(a)    Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)    Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20.    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

21.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

22.    Forfeiture Events.

(a)    All Awards under the Plan will be subject to recoupment under the Company’s current Clawback Policy and any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 22(a) is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a Subsidiary, or Parent of the Company.

(b)    The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of such Participant’s status as Service Provider for cause or any specified action or inaction by a Participant, whether before or after such termination of service, that would constitute cause for termination of such Participant’s status as a Service Provider.

APPENDIX B

Reconciliation of Non-GAAP Financial Measures

Qualys reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information.

The non-GAAP measures presented in this proxy statement include non-GAAP earnings per share (“EPS”), Adjusted EBITDA, and free cash flow per share. Our calculation of these non-GAAP measures may not be comparable with similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for related GAAP measures. See our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and our subsequent filings with the SEC for additional information about the non-GAAP measures presented herein, including a description of the use of such measures.

EARNINGS PER SHARE

(Unaudited)

(in thousands, except per share data)

	Twelve Months Ended December 31,
	2021	2020
GAAP Net income	$70,960	$91,572
Plus: Stock-based compensation	67,579	40,035
Plus: Amortization of intangible assets	6,661	6,289
Less: Tax adjustment	(15,927)	(20,937)

Non-GAAP Net income	$129,273	$116,959

Non-GAAP Net income per share:
Basic	$3.31	$2.99
Diluted	$3.22	$2.87
Weighted average shares used in non-GAAP net income per share:
Basic	39,030	39,167
Diluted	40,118	40,740

B-1

ADJUSTED EBITDA

(Unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2021	2020
Net income	$70,960	$91,572
Depreciation and amortization of property and equipment	29,236	26,556
Amortization of intangible assets	6,661	6,289
Provision for income taxes	18,437	10,465
Stock-based compensation	67,579	40,035
Other income, net	(1,714)	(5,383)

Adjusted EBITDA	$191,159	$169,534

FREE CASH FLOW PER SHARE

(Unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2021	2020
GAAP Cash flows provided by operating activities	$200,616	$180,086
Less: Purchases of property and equipment, net of proceeds from disposal	(24,418)	(29,618)
Less: Principal payments under capital lease obligations	(90)	(114)

Non-GAAP Free cash flows	$176,108	$150,354

Free cash flow per share	$4.39	$3.69
Weighted average shares used in computing free cash flow per share:
Diluted	40,118	40,740

B-2

SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above QUALYS, INC. Use the Internet to transmit your voting instructions and for electronic delivery of 919 EAST HILLSDALE BLVD. information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting FOSTER CITY, CA 94404 date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During the Meeting—Go to www.virtualshareholdermeeting.com/QLYS2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01) Sandra E. Bergeron 02) Kristi M. Rogers The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To ratify the appointment of Grant Thornton LLP as Qualys, Inc.’s independent registered public accounting 0 0 0 firm for its fiscal year ending December 31, 2022. 3. To approve, on an advisory and non-binding basis, the compensation of Qualys, Inc.’s named executive officers 0 0 0 as described in the Proxy Statement. 4. To approve Qualys, Inc.’s 2012 Equity Incentive Plan, as amended, restated and extended. 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com QUALYS, INC. Annual Meeting of Stockholders June 8, 2022, 11:00 AM Pacific Time This proxy is solicited by the Board of Directors The undersigned stockholder hereby appoints Joo Mi Kim and Bruce K. Posey, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of QUALYS, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held online at 11:00 AM PDT on June 8, 2022, via live webcast at www.virtualshareholdermeeting.com/QLYS2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.